FORM 1-A DISCLOSURE FORMAT

PART II

OFFERING CIRCULAR

Groundfloor Real Estate 1, LLC.

Two Hundred and Twenty-Three Series of Limited Recourse Obligations

Totaling $38,584,150

Dated: March 19, 2022

This Post-Qualification Offering Circular Amendment No. 27 (this “PQA”), made on the Form 1-A disclosure format, amends the offering circular of Groundfloor Real Estate 1, LLC, dated December 21, 2019, as qualified on November 27, 2019, and as may be amended and supplemented from time to time (the “Offering Circular”), to add additional securities to be offered pursuant to the Offering Circular and to add a risk factor for the possible risk of a rescission offering related to the earlier filing of this PQA on October 20, 2021, where securities were sold prior to qualification. Please see the risk factor immediately below this section for complete details.

This PQA relates to the offer and sale of up to an additional $38,584,150 in aggregate amount of Limited Recourse Obligations (the “LROs”) to be issued by Groundfloor Real Estate 1, LLC. (the “Company,” “we,” “us,” or “our”). Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

We make LROs available for investment on our web-based investment platform www.groundfloor.com (the “Groundfloor Platform”). Our principal offices and mailing address are located at 600 Peachtree Street, Suite 810, Atlanta, GA 30308. The phone number for these offices is (404) 850-9225.

We will issue the LROs in distinct series, each corresponding to a real estate development project (each, a “Project”) financed by a commercial loan from us (each, a “Loan”). The borrower for each Project is a legal entity (the “Borrower”) that owns the underlying property and has been organized by one or more individuals (each, a “Principal”) that own and operate the Borrower. This PQA relates to the offer and sale of each separate series of LROs corresponding to the Projects for which we extend Loans, as described below (the “Offering”).

The LROs will be unsecured special, limited obligations of the Company. The LROs are not listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. There is no market for the LROs. Our obligation to make payments on a LRO is limited to an amount equal to each holder’s pro rata share of amount of payments, if any, actually received on the corresponding Loan, net of certain fees and expenses retained by us. See the sections titled “General Terms of the LROs,” “The LROs Covered by this Offering Circular,” and “Project Summaries” of the Offering Circular, as amended hereby, for the specific terms of the LROs covered by this PQA.

We do not guarantee payment of the LROs in the amount or on the time frame expected. The LROs are not obligations of the Borrowers or their Principals, and we do not guarantee payment on the corresponding Loans. We have the authority to modify the terms of the corresponding Loans which could, in certain circumstances, reduce (or eliminate) the expected return on your investment. See the “General Terms of the LROs—Administration, Service, Collection, and Enforcement of Loan Documents” section on page 106 of the Offering Circular.

The LROs are speculative securities. Investment in the LROs involves significant risk, and you may be required to hold your investment for an indefinite period of time. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 12 of the Offering Circular.

Generally, no sale may be made to you in this offering to the extent that the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We will commence the offering of each series of LROs promptly after the date this PQA is qualified by posting on the Groundfloor Platform a separate landing page corresponding to each particular Loan and Project (each, a “Project Summary”). The offering of each series of LROs covered by this PQA will remain open until the earlier of (1) 30 days, unless extended, or (2) the date the offering of a particular series of LROs is fully subscribed with irrevocable funding commitments (the “Offering Period”); however, we may extend the Offering Period for a particular series of LROs in our sole discretion (with notice to potential investors) up to a maximum of 45 days. We will notify investors who have previously committed funds to purchase such series of LROs of any such extension by email and will post a notice of the extension on the corresponding Project Summary on the Groundfloor Platform.

This Offering is being conducted on a “best-efforts” basis, which means that our officers will use their commercially reasonable best efforts in an attempt to sell the LROs. Such officers will not receive any commission or any other remuneration for these sales. In offering the LROs on our behalf, the officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

	Offering price to the public	Underwriting discounts and commissions	Proceeds to issuer(1)(2)	Proceeds to other persons
Per Unit	$10.00	N/A	$10.00	N/A
Total Minimum	$0.00	N/A	$0.00	N/A
Total Maximum	$38,584,150	N/A	$38,584,150	N/A

(1) We estimate all expenses for this Offering to be approximately $1,000, which will not be financed with the proceeds of the Offering.

(2) Assumes no promotions or discounts applied to any offerings covered by this PQA.

Risk Factors

The following information updates and amends the information in the section titled “Risk Factors” beginning on page 10 of the Offering Circular:

The company could be found in violation of Section 5 of the Securities Act. The Company may be required to repurchase LROs that were sold prior to qualification of this post-qualification amendment.

This Post Qualification Amendment was originally filed on October 20, 2021. The Company filed for the sale of $38,584,150 of LROs through this Post Qualification Amendment. A total of $17,211,580 of these LROs have been sold to date to 9,877 purchasers.  Shortly after filing this Post Qualification Amendment, the staff of Securities Exchange Commission’s Division of Corporation Finance emailed a letter to the Company, dated October 28, 2021, in which they indicated they did not intend to review the amendment and that qualification could be requested. Due to the Company’s oversight, qualification was not requested.  The Company nonetheless commenced sales of LROs from this PQA shortly after receipt of the above referenced letter from the Commission.  As a result, the original Post Qualification Amendment was not qualified for sale at the time that sales commenced, which is a possible violation of Section 5 of the Securities Act of 1933, as amended.  Pursuant to Section 5 of the Securities Act, an issuer may not commence a public offering of securities without an effective registration statement or an exemption.  By failing to qualify the offering under the PQA with the SEC prior to making offers and sales of the LROs, Section 5 was possibly violated since the offering of LROs did not meet the requirement for qualifying the LROs as exempt securities pursuant to Section 3.

Because the company could be found in violation of Section 5, the purchasers of the LROs may have a right to rescind their purchase for up to one year from the date of purchase.  The Company does not admit any wrongdoing or liability in connection with this PQA’s LRO sales prior to qualification.  However, the Company may be forced to offer all such purchasers a right of rescission of their purchase. The total exposure to the Company is approximately $17,211,580.  If all purchasers requested a rescission of their purchase, it would likely have a material adverse effect on the Company’s liquidity and capital resources and results of operations.  In addition, the Company may be forced to liquidate other assets, slow loan origination and seek other financing to fund the rescission offer, which may not be available on terms we consider favorable.

Incorporation by Reference of Offering Circular

The Offering Circular, including this PQA, is part of an offering statement (File No. 024-11094) that we filed with the Securities and Exchange Commission. We hereby incorporate by reference into this PQA all of the information contained in the following:

1.	Part II of the Offering Circular, including the form of LRO Agreement beginning on page LRO-1 thereof to the extent not otherwise modified or replaced by offering circular supplement and/or post-qualification amendment.

2.	Form 1-K, for Groundfloor Real Estate 1, LLC, covering the periods ending December 31, 2020 and December 31, 2019.

3.	Form 1-K, for Groundfloor Finance Inc., covering the periods ending December 31, 2020 and December 31, 2019.

4.	Form 1-SA for Groundfloor Real Estate 1, LLC filed August 31, 2021

Note that any statement that we make in this PQA (or have made in the Offering Circular) will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or post-qualification amendment.

The LROs Covered by the Offering Circular and Use of Proceeds

The following disclosure is added on pages 98 and 101 of the Offering Circular under the table included under “The LROs Covered by this Offering Circular” and “Use of Proceeds,” respectively:

The table below lists the additional Projects covered by this PQA. Each series of LROs is denominated by the corresponding Project’s name.

Series of LROs/Project	Aggregate Purchase Amount/Loan Principal
2924 TERESA AVE #1, WINSTON SALEM, NC 27105	$58,970
2924 TERESA AVE #2, WINSTON SALEM, NC 27105	$60,000
514 NORTH 16TH STREET, PALATKA, FL 32177	$62,230
3005 WEST 12TH STREET, JACKSONVILLE, FL 32254	$63,120
2475 SKYLAND TRL NE #1, BROOKHAVEN, GA 30319	$64,170
0 MELVABROOK DR #1, CLINTON, NC 28328	$64,200
390 BROWARD STREET, JACKSONVILLE, FL 32204	$69,200
8662 MONROE AVENUE, JACKSONVILLE, FL 32208	$71,480
7737 HIGHCHAIR LANE, JACKSONVILLE, FL 32210	$74,720
1003 WEST 15TH STREET, JACKSONVILLE, FL 32209	$76,080
162 GLEN ACRES CT, DECATUR, GA 30035	$81,160
2519 WYLENE STREET, JACKSONVILLE, FL 32209	$81,820
1690 ADAMS DR SW #1, ATLANTA, GA 30311	$82,200
1696 ADAMS DR SW #1, ATLANTA, GA 30311	$82,200
6320 NORWOOD AVENUE, JACKSONVILLE, FL 32208	$82,600
2121 BROADWAY AVENUE, JACKSONVILLE, FL 32209	$83,070
0 W MAIN #1, CLINTON, NC 28328	$85,490
353 ELIZABETH LAKE RD, PONTIAC, MI 48341	$86,390
1344 WASHINGTON BOULEVARD, MCKEESPORT, PA 15133	$88,770

4905 WILMINGTON DR, FORT WORTH, TX 76107	$90,190
1611 COLEY DR, FAYETTEVILLE, NC 28301	$91,400
2870 WEST 4TH STREET, JACKSONVILLE, FL 32254	$92,160
3900 ARKANSAS AVE, SAINT LOUIS, MO 63118	$92,200
1230 GARDEN VILLAGE DR, FLORISSANT, MO 63031	$92,830
2504 DANSON STREET, JACKSONVILLE, FL 32209	$93,120
3323 MARTHA STREET, JACKSONVILLE, FL 32209	$93,600
116 66TH ST S, BIRMINGHAM, AL 35212	$93,790
7230 MELVIN ROAD, JACKSONVILLE, FL 32210	$96,560
1160 ONSLOW PINES RD, JACKSONVILLE, NC 28540	$96,590
1690 ADAMS DR SW #6, ATLANTA, GA 30311	$96,900
1696 ADAMS DR SW #6, ATLANTA, GA 30311	$96,900
1690 ADAMS DR SW #5, ATLANTA, GA 30311	$96,930
1696 ADAMS DR SW #5, ATLANTA, GA 30311	$96,930
1690 ADAMS DR SW #2, ATLANTA, GA 30311	$97,000
1690 ADAMS DR SW #3, ATLANTA, GA 30311	$97,000
1690 ADAMS DR SW #4, ATLANTA, GA 30311	$97,000
1696 ADAMS DR SW #2, ATLANTA, GA 30311	$97,000
1696 ADAMS DR SW #3, ATLANTA, GA 30311	$97,000
1696 ADAMS DR SW #4, ATLANTA, GA 30311	$97,000
241 W URBANA ST, BROKEN ARROW, OK 74012	$97,490
400 N OAKLAND ST, LEESBURG, FL 34748	$97,910
903 PORTAGE AVE, SOUTH BEND, IN 46616	$99,010
0 LAKESIDE DR (LOT 65), UNION CITY, GA 30291	$99,600
0 MELVABROOK DR #2, CLINTON, NC 28328	$100,000
0 W MAIN #2, CLINTON, NC 28328	$100,000
2475 SKYLAND TRL NE #3, BROOKHAVEN, GA 30319	$100,000
2475 SKYLAND TRL NE #4, BROOKHAVEN, GA 30319	$100,000
2475 SKYLAND TRL NE #5, BROOKHAVEN, GA 30319	$100,000
2475 SKYLAND TRL NE #6, BROOKHAVEN, GA 30319	$100,000
2475 SKYLAND TRL NE #7, BROOKHAVEN, GA 30319	$100,000
5795 PINE BROOK ROAD NORTHEAST #1, ATLANTA, GA 30328	$100,000
111 EAST 54TH STREET, JACKSONVILLE, FL 32208	$101,390
5795 PINE BROOK ROAD NORTHEAST #3, ATLANTA, GA 30328	$102,000
5795 PINE BROOK ROAD NORTHEAST #4, ATLANTA, GA 30328	$102,000
5795 PINE BROOK ROAD NORTHEAST #5, ATLANTA, GA 30328	$102,000
5795 PINE BROOK ROAD NORTHEAST #6, ATLANTA, GA 30328	$102,000
5795 PINE BROOK ROAD NORTHEAST #7, ATLANTA, GA 30328	$102,000
835 E DREXEL SQ #3, CHICAGO, IL 60615	$103,200
835 E DREXEL SQ #4, CHICAGO, IL 60615	$103,200
835 E DREXEL SQ #5, CHICAGO, IL 60615	$103,200
835 E DREXEL SQ #6, CHICAGO, IL 60615	$103,200
835 E DREXEL SQ #7, CHICAGO, IL 60615	$103,200
835 E DREXEL SQ #1, CHICAGO, IL 60615	$104,000
4324 WINDERGATE DRIVE, JACKSONVILLE, FL 32257	$106,520
3245 JAMAICA RD NW, ATLANTA, GA 30318	$107,230
1198 MILMAR DR NW #4, ATLANTA, GA 30327	$108,400
1198 MILMAR DR NW #5, ATLANTA, GA 30327	$108,400

1198 MILMAR DR NW #6, ATLANTA, GA 30327	$108,400
1198 MILMAR DR NW #3, ATLANTA, GA 30327	$108,410
3500 NOE BIXBY RD, COLUMBUS, OH 43232	$111,910
725 BALTIMORE ST, SPARTANBURG, SC 29301	$112,000
3850 EVANSTON RD, COLUMBUS, OH 43232	$112,000
5417 CANNAS DR, CINCINNATI, OH 45238	$112,190
604 SIOUX DR, JACKSONVILLE, NC 28540	$113,130
25 DOROTHY ST SE, ATLANTA, GA 30315	$113,170
4950 SULLIVAN RD, POWDER SPRINGS, GA 30127	$115,190
265 PECAN STREET, JACKSONVILLE, FL 32211	$115,730
3120 HATFIELD CT, COLUMBUS, OH 43232	$115,840
3788 SHORELINE DR, COLUMBUS, OH 43232	$116,880
2780 7TH ST SW, ATLANTA, GA 30315	$118,970
922-924 N LASALLE ST, INDIANAPOLIS, IN 46201	$120,680
210 W 11TH ST, MICHIGAN CITY, IN 46360	$120,740
8308 HARE AVENUE, JACKSONVILLE, FL 32211	$122,170
7815 JASPER AVENUE, JACKSONVILLE, FL 32211	$123,160
13440 E MACARTHUR RD, DERBY, KS 67037	$123,890
7024 CEDAR RD, SANFORD, NC 27332	$124,770
1262 MULL ST, JACKSONVILLE, FL 32205	$125,160
184-186 N HAGUE AVE, COLUMBUS, OH 43204	$127,090
1669 HIGH FALLS RD, GRIFFIN, GA 30223	$128,590
6477 COOPER LANE, JACKSONVILLE, FL 32210	$130,220
2969 REDWINE RD, EAST POINT, GA 30344	$139,010
1830 BROOKVIEW DR S, JACKSONVILLE, FL 32246	$139,350
2315 MICHIGAN AVE, PANAMA CITY, FL 32405	$139,970
1417 29TH ST N, BIRMINGHAM, AL 35234	$143,670
0 LAKESIDE DR (LOT 61), UNION CITY, GA 30291	$144,060
258 CARVER AVE SW, CONCORD, NC 28025	$144,890
5652 HIGHLAND ST, FOREST PARK, GA 30297	$146,290
611 MIAMI ST, LEAVENWORTH, KS 66048	$148,320
1545 IONIA STREET, JACKSONVILLE, FL 32206	$148,490
1751 CARTER CIRCLE, EAST POINT, GA 30344	$149,950
2881 3RD AVE SW, ATLANTA, GA 30315	$152,030
6224 ELLIS ST, DOUGLASVILLE, GA 30134	$152,990
10534 FAIR LANE DRIVE, JACKSONVILLE, FL 32218	$153,100
3212 FISHER AVE, HOPEWELL, VA 23860	$154,070
1400 BARNA AVENUE, TITUSVILLE, FL 32780	$155,250
12226 VERSAILLES STREET, JACKSONVILLE, FL 32224	$156,400
6757 RICHARDSON ROAD, JACKSONVILLE, FL 32219	$157,000
707 WILLIAMS AVENUE, ALBEMARLE, NC 28001	$157,490
5754 AMALFI WAY, DOUGLASVILLE, GA 30135	$157,510
20152 SEQUOIA AVE, LYNWOOD, IL 60411	$158,710
5728 MOSSY TOP WAY, TALLAHASSEE, FL 32303	$164,800
163 BOWLES ST, SPRINGFIELD, MA 01109	$164,960
1716 STAFFORD ROAD, JACKSONVILLE, FL 32208	$165,000
LOT 1 BRENTWOOD CT, GREEN COVE SPRINGS, FL 32043	$171,550
329 CHERYL ST, LUTHERSVILLE, GA 30251	$171,770

1727 PENZANCE PARKWAY, MIDDLEBURG, FL 32068	$173,280
1616 MCCARTY AVE, MONROE, NJ 08094	$175,340
1196 WARFIELD ST NW #1, ATLANTA, GA 30318	$176,800
1196 WARFIELD ST NW #2, ATLANTA, GA 30318	$176,800
142 NEWGATE RD, EAST GRANBY, CT 06026	$177,420
282 BOOKER ST SW, ATLANTA, GA 30315	$177,770
748 CAPITOL AVE, BRIDGEPORT, CT 06606	$178,880
25214 HARWELL DR, DINWIDDIE, VA 23803	$179,750
775 RIVERBIRCH DR, VASS, NC 28394	$182,030
7419 HAZEL AVE #2, MAPLEWOOD, MO 63143	$183,740
7419 HAZEL AVE #1, MAPLEWOOD, MO 63143	$183,750
12421 TOUCAN DRIVE, JACKSONVILLE, FL 32223	$184,240
7864 WINKMAN DR, FAIRBURN, GA 30213	$184,760
319 CHERYL ST, LUTHERSVILLE, GA 30251	$185,490
124 BROOKHILL W, LEXINGTON, SC 29072	$186,150
128 BROOKHILL W, LEXINGTON, SC 29072	$186,150
171 BECKLEY DR, LEHIGH ACRES, FL 33974	$186,180
120 BROOKHILL W, LEXINGTON, SC 29072	$186,640
1115 CENTER ST SW, MABLETON, GA 30126	$187,090
7868 WINKMAN DR, FAIRBURN, GA 30213	$187,480
29 BURKE ST SE, MARIETTA, GA 30060	$187,530
2815 CAMPTON HILLS DR, SAINT CHARLES, IL 60175	$188,700
1700 WILSON ROAD, FORT WORTH, TX 76112	$188,900
1392 GREEN TURF DRIVE #2, SNELLVILLE, GA 30078	$192,660
1392 GREEN TURF DRIVE #1, SNELLVILLE, GA 30078	$192,670
1205 E 27TH ST #1, HOUSTON, TX 77009	$193,570
1205 E 27TH ST #2, HOUSTON, TX 77009	$193,570
1222 LAKE AVE #1, WILMETTE, IL 60091	$199,650
1222 LAKE AVE #2, WILMETTE, IL 60091	$199,650
1009 N 17TH CT #1, HOLLYWOOD, FL 33020	$201,680
1009 N 17TH CT #2, HOLLYWOOD, FL 33020	$201,680
2300 W KNOXVILLE ST, BROKEN ARROW, OK 74012	$202,490
410 HUNNICUTT RD SE, MABLETON, GA 30126	$202,980
273 FORREST STREET #2, JERSEY CITY, NJ 07304	$205,690
273 FORREST STREET #1, JERSEY CITY, NJ 07304	$205,700
2147 TRAILWOOD DRIVE, ORANGE PARK, FL 32003	$206,400
1559 EZRA CHURCH DR NW, ATLANTA, GA 30314	$206,570
305 RIOMAR DRIVE, PORT SAINT LUCIE, FL 34952	$207,260
0 LAKESIDE DR (LOT 62-63), UNION CITY, GA 30291	$208,550
809 MAIN STREET #2, DAPHNE, AL 36526	$210,000
809 MAIN STREET #1, DAPHNE, AL 36526	$210,020
562 GIRARD ST, HAVRE DE GRACE, MD 21078	$214,140
6020 SIERRA DR #1, CHARLOTTE, NC 28216	$216,710
6020 SIERRA DR #2, CHARLOTTE, NC 28216	$216,710
1366 GUS THORNHILL JR DR, EAST POINT, GA 30344	$216,840
2110 KINGS AVENUE, FORT WORTH, TX 76117	$220,500
2259 PEMBERTON RD SW, ATLANTA, GA 30331	$226,840
835 E DREXEL SQ #2, CHICAGO, IL 60615	$227,040

286 SISSON AVE NE #1, ATLANTA, GA 30317	$228,760
286 SISSON AVE NE #2, ATLANTA, GA 30317	$228,760
3511 MYRA STREET, JACKSONVILLE, FL 32205	$235,750
3225 MOODY RD, BONAIRE, GA 31005	$237,670
92 BOWDOIN ST, PROVIDENCE, RI 02909	$241,730
3009 ORION DR #1, DECATUR, GA 30033	$241,800
3009 ORION DR #2, DECATUR, GA 30033	$241,800
3314 ANSON ST #1, CHARLOTTE, NC 28209	$242,420
3314 ANSON ST #2, CHARLOTTE, NC 28209	$242,420
3314 ANSON ST #3, CHARLOTTE, NC 28209	$242,420
1749 W CARIBAEA TRL SE, ATLANTA, GA 30316	$243,470
487 RIDGECREST DR #2, NORCROSS, GA 30071	$243,700
487 RIDGECREST DR #1, NORCROSS, GA 30071	$243,730
6106 NAVARRE PL, CINCINNATI, OH 45227	$244,400
1393 MENNA STREET, JACKSONVILLE, FL 32205	$245,000
8617 BOWDEN ST, DOUGLASVILLE, GA 30134	$245,690
16402 BOHEMIAN HALL ROAD, CROSBY, TX 77532	$249,560
5215 E CAMBRIDGE AVE #1, PHOENIX, AZ 85008	$250,000
5215 E CAMBRIDGE AVE #2, PHOENIX, AZ 85008	$250,000
1721 FAIRBANKS ST SW, ATLANTA, GA 30310	$252,000
507 DONA DR #2, NOKOMIS, FL 34275	$253,000
507 DONA DR #1, NOKOMIS, FL 34275	$253,020
3600 SADLER RD #1, CHARLOTTE, NC 28278	$253,110
3600 SADLER RD #2, CHARLOTTE, NC 28278	$253,110
70 WESTBURY LANE, PALM COAST, FL 32164	$254,260
0 SCHOONER CT #2, PANACEA, FL 32346	$254,400
0 SCHOONER CT #1, PANACEA, FL 32346	$254,410
89 HOLLY RD NW, ATLANTA, GA 30314	$257,830
4220 SILVER SPRING RD, PERRY HALL, MD 21128	$260,760
1063-1065 BRYDEN RD #1, COLUMBUS, OH 43205	$273,000
1063-1065 BRYDEN RD #2, COLUMBUS, OH 43205	$273,000
3353 HEMPHILL STREET, COLLEGE PARK, GA 30337	$273,360
1328 GUS THORNHILL JR DR, EAST POINT, GA 30344	$274,810
9 CANDLER ROAD NORTHEAST #1, ATLANTA, GA 30317	$279,150
9 CANDLER ROAD NORTHEAST #2, ATLANTA, GA 30317	$279,150
99 BOWDOIN ST, PROVIDENCE, RI 02909	$280,480
12769 AGATITE ROAD, JACKSONVILLE, FL 32258	$282,500
1198 MILMAR DR NW #2, ATLANTA, GA 30327	$283,190
1198 MILMAR DR NW #1, ATLANTA, GA 30327	$283,200
1777 OAK CREST CT, TUCKER, GA 30084	$286,890
31 BRIAR LN, FLETCHER, NC 28732	$287,150
1093 ELEANOR CT, DELTONA, FL 32725	$293,280
206 E WEED ST, SAINT MARYS, GA 31558	$295,680
6622 AVE C, HOUSTON, TX 77011	$296,160
1964 MCAFEE PL, DECATUR, GA 30032	$297,190
2475 SKYLAND TRL NE #2, BROOKHAVEN, GA 30319	$300,000
3075 ANTHONY DR, DECATUR, GA 30033	$300,970
5795 PINE BROOK ROAD NORTHEAST #2, ATLANTA, GA 30328	$303,610

22 PRATT ST, NEWNAN, GA 30263	$315,000
1280 ROWE RD #1, WOODSTOCK, GA 30188	$318,170
1280 ROWE RD #2, WOODSTOCK, GA 30188	$318,170
45 WEST 10TH STREET, JACKSONVILLE, FL 32206	$320,070
25 VILLAGE DEL LAGO CIRCLE, ST. AUGUSTINE, FL 32080	$321,550
3801 EAST AVE, CLARKSTON, GA 30021	$323,790
26 TOQUES PLACE #1, ST. AUGUSTINE, FL 32084	$325,000
26 TOQUES PLACE #2, ST. AUGUSTINE, FL 32084	$325,000
4024 BARCELONA AVENUE #1, JACKSONVILLE, FL 32207	$325,000
4024 BARCELONA AVENUE #2, JACKSONVILLE, FL 32207	$325,000
412 HENRY ST, HOUSTON, TX 77009	$325,060
1753 ELLEN ST NW, ATLANTA, GA 30318	$337,310
Total	$38,584,150

Project Summaries

Each Project Summary attached below is included in the Offering Circular following page PS-479.

PROJECT SUMMARIES FOR PQA NO. 27

RISK FACTORS

The following information updates and amends the information in the section titled “Risk Factors” beginning on page 10 of the Offering Circular:

The company could be found in violation of Section 5 of the Securities Act. The Company may be required to repurchase LROs that were sold prior to qualification of this post-qualification amendment.

This Post Qualification Amendment was originally filed on October 20, 2021. The Company filed for the sale of $38,584,150 of LROs through this Post Qualification Amendment. A total of $17,211,580 of these LROs have been sold to date to 9,877 purchasers.  Shortly after filing this Post Qualification Amendment, the staff of Securities Exchange Commission’s Division of Corporation Finance emailed a letter to the Company, dated October 28, 2021, in which they indicated they did not intend to review the amendment and that qualification could be requested. Due to the Company’s oversight, qualification was not requested.  The Company nonetheless commenced sales of LROs from this PQA shortly after receipt of the above referenced letter from the Commission.  As a result, the original Post Qualification Amendment was not qualified for sale at the time that sales commenced, which is a possible violation of Section 5 of the Securities Act of 1933, as amended.  Pursuant to Section 5 of the Securities Act, an issuer may not commence a public offering of securities without an effective registration statement or an exemption.  By failing to qualify the offering under the PQA with the SEC prior to making offers and sales of the LROs, Section 5 was possibly violated since the offering of LROs did not meet the requirement for qualifying the LROs as exempt securities pursuant to Section 3.

Because the company could be found in violation of Section 5, the purchasers of the LROs may have a right to rescind their purchase for up to one year from the date of purchase.  The Company does not admit any wrongdoing or liability in connection with this PQA’s LRO sales prior to qualification.  However, the Company may be forced to offer all such purchasers a right of rescission of their purchase. The total exposure to the Company is approximately $17,211,580.  If all purchasers requested a rescission of their purchase, it would likely have a material adverse effect on the Company’s liquidity and capital resources and results of operations.  In addition, the Company may be forced to liquidate other assets, slow loan origination and seek other financing to fund the rescission offer, which may not be available on terms we consider favorable.

Economic, social and other disruptions caused by outbreaks of viruses or other diseases may adversely affect the business and operations of Groundfloor Real Estate 1, which may adversely affect your investment in the Limited Recourse Obligation.

The business and operations of Groundfloor Real Estate 1 could be materially and adversely affected by the outbreak of health epidemics, including the spread of the novel coronavirus COVID-19, particularly if occurring in areas where Developers derive a significant amount of revenue or profit. While the impact of such an outbreak on the global economy is uncertain, such an event could significantly impact the real estate and fintech lending industries and severely disrupt the operations of Groundfloor Real Estate 1. Such event may also have a material adverse effect on the business, financial condition and results of operations of Groundfloor Real Estate 1, which could adversely affect your investment in the Limited Recourse Obligations.

DESCRIPTION OF THE BUSINESS OF GRE 1 AND OF GROUNDFLOOR FINANCE

Overview

GRE 1 and Groundfloor Finance

The following information updates and amends the information in the section titled “GRE 1 and Groundfloor Finance” beginning on page 30 of the Offering Circular:

Groundfloor Finance operates an online investment platform (the “Platform”) designed to source financing for real estate development projects. Through the Platform, investors can choose between multiple real estate development investment opportunities (each, a “Project”) and developers of the Projects (each, a “Developer”) can obtain financing. The Platform focuses on the commercial lending market for developers of residential and small commercial real estate projects that are not owned and occupied by the Developer. Proceeds from the loans are generally applied toward the Project’s acquisition and/or renovation or construction costs. Groundfloor Finance operates the Groundfloor Platform, facilitates due diligence and underwriting reviews, coordinates payment to and from investors and developers, manages loan advances, and administers, services and collects on the loans that it originates.

In connection with the Platform, Groundfloor Finance operates several subsidiaries with distinct functions. Subsidiaries help us isolate credit risks, legal risks, and other operational risks. This protects our investors, customers, and employees. Below is a list of our primary operating entities, including management structure, and function.

•	Groundfloor Finance Inc. (“GFI”). GFI is a Georgia corporation and is our main operating entity. It is managed by our executive team and governed by our board of directors (see “Management” section starting on page 33). GFI develops, owns, and operates the Groundfloor web platform, and associated technology IP.

•	Groundfloor Holdings GA LLC (“GFH”). GFH is a single member Georgia limited liability company. It is managed by GFI. It has access to a warehouse credit facility provided by ACM Alamosa DA LLC. Its sole purpose is to originate loans identified by its manager. It originates loans from its credit facility. Loans typically stay on its balance sheet for up to 30 days before being sold to GRE1 or GRE2.

•	Groundfloor Real Estate 1, LLC (“GRE1”). GRE1 is a single member Georgia limited liability company. It is managed by GFI and Nick Bhargava, Executive Vice President, Secretary, and Acting Chief Financial Officer of GFI. Its purpose is to select and acquire loans from GFH. Once loans have been identified for acquisition, GRE1 will sell Limited Recourse Obligations (LROs) to investors which correspond to the identified loan. It will use these funds to acquire and service the loan for the duration of the loan.

•	Groundfloor Real Estate 2, LLC (“GRE2”). GRE2 is a single member Georgia limited liability company. It is managed by GFI. Its purpose is to select and acquire loans from GFH. Once loans have been identified for acquisition, GRE2 will sell securities to institutional purchasers which correspond to the identified loan. It will use these funds to acquire and service the loan for the duration of the loan.

•	Groundfloor Properties GA, LLC (“GFGA”). GFGA is a single member Georgia limited liability company. It is managed by GFI. Its purpose is to manage distressed assets that have been acquired by affiliated companies in the course of exercising creditor rights. It conducts the majority of foreclosures that may be required by either GRE1 or GRE2.

Summary Financial Information

The following information updates and replaces the information in the section titled “Summary Financial Information” beginning on page 79 of the Offering Circular:

The statements of operations data set forth below with respect to the fiscal years ended December 31, 2020 and December 31, 2019 are derived from, and are qualified by reference to, the financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto.

GRE 1

Fiscal Year Ended December 31, 2020 and 2019

Results of Operations

Summary Financial Information

The statements of operations data for Groundfloor Real Estate 1, LLC (“Company”) set forth below with respect to the fiscal year ended December 31, 2020 and December 31, 2019 are derived from, and are qualified by reference to, the financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto, as well as the consolidated financial statements and notes thereto for Groundfloor Finance, Inc. (“Parent”), our parent and sole member and manager.

	For the year ended December 31,
	2020	2019
Loan servicing revenue	$36,316	$7,045
Net interest income:
Interest income	(1,543,347)	-
Interest expense	1,543,347	-
Net interest income	-	-
Net revenue	36,316	7,045
Cost of revenue	-	-
Gross profit	36,316	7,045
Operating expenses:
General and administrative	36,316	7,045
Total operating expenses	36,316	7,045
Income from operations	-	-
Net income	$-	$-

In our financial statements for the years ended December 31, 2020 and 2019, our auditors expressed in their opinion substantial doubt about our ability to continue as a going concern. Since the inception of Groundfloor Real Estate 1, LLC and our parent company Groundfloor Finance, Inc., the Company has financed its operations through debt and equity financings. The Company intends to continue financing its activities and working capital needs largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

Net Revenue

Net revenue for the years ended December 31, 2020 and 2019 was $36.3 thousand and $7.0 thousand, respectively. The Company serviced 292 and 2 developer loans during the years ended December 31, 2020 and 2019, respectively. Loan servicing revenue are fees incurred in servicing the developer’s loan.

Gross Profit

Gross profit for the years ended December 31, 2020 and 2019 was $36.3 thousand and $7.0 thousand, respectively. The increase in gross profit was due to an increase of $29.3 thousand in net revenue, driven by the recovery of expenses incurred in loan servicing from investors.

General and Administrative Expense

General and administrative expense for the years ended December 31, 2020 and 2019 were $36.3 thousand and $7.0 thousand, respectively, a increase of $29.3 thousand. General and administrative expenses consists primarily of management fees charged by Parent in reimbursement of servicing costs paid by Parent.

Net Income

Net income for the years ended December 31, 2020 and 2019 was $0 and $0, respectively.

Liquidity and Capital Resources

The financial statements included in this Offering Circular have been prepared assuming that Parent will continue as a going concern; however, the conditions discussed below raise substantial doubt about our Parent’s and our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should Parent be unable to continue as a going concern.

The Company has retained earnings as of December 31, 2020 and 2019, of $0. Since our inception, the Company has financed its operations through debt and equity financing from various sources. The Company is dependent upon raising additional capital or seeking additional equity financing to fund its current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

	For the year ended December 31, 2020	For the year Ended December 31, 2019
Operating activities	$(36,316)	$(7,045)
Investing activities	(38,761,679)	23,569
Financing activities	38,796,295	(34,924)
Net (decrease) in cash	$(1,700)	$(18,400)

Net cash used in operating activities for the years ended December 31, 2020 and 2019 was $36.3 thousand and $7.0 thousand, respectively. Net cash used in operating activities includes loan servicing costs.

Net cash provided by (used in) investing activities for the years ended December 31, 2020 and 2019, was $(38.8) million and $23.6 thousand, respectively. Net cash provided by investing activities primarily represents repayment of loans to developers and proceeds from sales of properties held for sale.

Net cash provided by (used in) financing activities for the years ended December 31, 2020 and 2019, was $38.8 million and $(34.9) thousand, respectively. Net cash used in financing activities primarily represents proceeds from the issuance of LROs to investors through the Groundfloor Platform offset by repayments of LROs to investors.

GROUNDFLOOR REAL ESTATE 1, LLC

Financial Statements

December 31, 2020 and 2019

F-1

GROUNDFLOOR REAL ESTATE 1, LLC

Table of Contents

December 31, 2020 and 2019

F-2

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Independent Auditors’ Report

To the Board of Directors
Groundfloor Real Estate 1, LLC
Atlanta, Georgia

We have audited the accompanying financial statements of Groundfloor Real Estate 1, LLC (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not earned any significant revenues since its inception which result in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management's plans in regard to that matter also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Atlanta, Georgia

March 26, 2021

F-3

GROUNDFLOOR REAL ESTATE 1, LLC

Balance Sheets

	December 31,
	2020	2019
Assets
Current assets:
Cash	$-	$1,700
Loans to developers, net	38,523,708	-
Interest receivable on loans to developers, net	1,102,249	-
Other real estate owned	-	166,973
Total current assets	39,625,957	168,673
Total assets	$39,625,957	$168,673
Liabilities and Member’s Equity
Current liabilities:
Accrued interest on limited recourse obligations, net	$1,102,249	$9,903
Limited recourse obligations, net	38,523,708	158,770
Total current liabilities	39,625,957	168,673
Total liabilities	39,625,957	168,673

Member’s (deficit) equity:
Member’s capital	100	100
Member’s contribution receivable	(100)	(100)
Retained earnings	-	-
Total member’s (deficit) equity	-	-
Total liabilities and member’s (deficit) equity	$39,625,957	$168,673

See accompanying notes to financial statements

F-4

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Operations

	Year Ended December 31,
	2020	2019
Loan servicing revenue	$36,316	$7,045
Net interest income:
Interest income	1,543,347	-
Interest expense	(1,543,347)	-
Net interest income	-	-
Net revenue	36,316	7,045
Cost of revenue	-	-
Gross profit	36,316	7,045
Operating expenses:
General and administrative	36,316	7,045
Total operating expenses	36,316	7,045
Income from operations	-	-
Net (loss) income	$-	$-

See accompanying notes to financial statements

F-5

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Member’s (Deficit) Equity

		Member’s		Total Member’s
	Member’s	Contribution	Accumulated	(Deficit)
	Capital	Receivable	Deficit	Equity
Member’s (deficit) equity as of December 31, 2018	$100	$(100)	$-	$-
Member contributions	-	-	-	-
Net (loss) income	-	-	-	-
Member’s (deficit) equity as of December 31, 2019	$100	$(100)	$-	$-
Net (loss) income	-	-	-	-
Member’s (deficit) equity as of December 31, 2020	$100	$(100)	$-	$-

See accompanying notes to financial statements

F-6

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Cash Flows

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net (loss) income	$-	$-
Adjustments to reconcile net income to net cash flows from operating activities:
Non-cash recovery of servicing costs through write-down of limited recourse obligations	(36,316)	(7,045)
Write-off of interest payable on limited recourse obligations, net	9,903	-
Changes in operating assets and liabilities:
Interest receivable on loans to developers	(1,102,249)	(9,903)
Accrued interest on limited recourse obligations	1,092,346	9,903
Net cash used in operating activities	(36,316)	(7,045)
Cash flows from investing activities
Loan payments to developers	(52,585,116)	-
Repayments of loans from developers	13,641,466	-
Proceeds from sale of other real estate held for sale	181,971	23,569
Net cash flows from investing activities	(38,761,679)	23,569
Cash flows from financing activities
Proceeds from limited recourse obligations	52,585,116	-
Repayments of limited recourse obligations	(13,788,822)	(34,924)
Net cash flows from financing activities	38,796,295	(34,924)
Net (decrease) increase in cash	(1,700)	(18,400)
Cash as of beginning of the period	1,700	20,100
Cash as of end of the period	$-	$1,700
Supplemental disclosure of noncash investing and financing activities:
Loans to developers transferred to other real estate owned	$-	$166,973
Write-down of loans to developers and limited recourse obligations, net	36,316	-
Write-down of interest receivable on loans to developers and accrued interest on limited recourse obligations	9,903	-

See accompanying notes to financial statements

F-7

GROUNDFLOOR REAL ESTATE 1, llc

Notes to Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

GROUNDFLOOR Real Estate 1, LLC (the “Company”), a Georgia limited liability company formed on December 16, 2016. The Company is a wholly-owned subsidiary of GROUNDFLOOR Finance Inc. (“GROUNDFLOOR”), a Georgia corporation.

Description of Business

GROUNDFLOOR Real Estate 1 LLC was created for the purpose of financing real estate projects. GROUNDFLOOR Real Estate 1’s primary business is the sale of LROs.

GROUNDFLOOR has developed an online investment platform designed to crowdsource financing for real estate development projects, which GROUNDFLOOR utilizes to provide investment opportunities to investors. With this online investment platform, investors are able to choose between multiple real estate development investment opportunities, and developers of the projects are able to obtain financing. GROUNDFLOOR believes this method of financing real estate has many advantages including reduced project origination and financing costs, lower interest rates for real estate development financing, and attractive returns for investors. GROUNDFLOOR will identify which loans it seeks to originate, and will sell limited recourse obligations (“LROs”) which correspond to those loans.

Basis of Accounting and Liquidity

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company. The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has earned limited revenue since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses. Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue to fund product development and sales and marketing.

Management intends to fund operations by capital obtained from GROUNDFLOOR. However, there are no assurances that the Company can be successful in obtaining the additional capital or such financing will be on terms favorable or acceptable to the Company or GROUNDFLOOR. These matters raise substantial doubt about the ability of the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of uncertainties described in the financial statements. In addition, the financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue primarily results from fees earned on the loans to the Developers (the “Loans”). Fees include “Loan servicing revenue” which are paid by the Developers.

F-8

GROUNDFLOOR REAL ESTATE 1, llc

Notes to Financial Statements

Effective for 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue requirements in ASC Topic 605, Revenue Recognition. The Company has evaluated the impact of this accounting standard on its Consolidated Financial Statements and concluded that the Company’s contracts with customers continue to fall within the scope of existing guidance. Servicing fees, origination fees, net interest income, and gains and losses on sales of loans remain within the scope of ASC topic 310—Receivables or ASC topic 860—Transfers and Servicing. Consequently, there was no transition adjustment required on the accompanying financial statements for adopting Topic 606.

Loan Servicing Revenue

The loan servicing revenue is recognized by the Company, upon recovery, for costs incurred in servicing the Developer’s Loan, including managing payments to and from Developers and payments to Investors. The Company records loan servicing revenue as a component of revenue when collected.

Interest Income on Loans to Developers and Interest Expense on Limited Recourse Obligations

The Company recognizes “Interest income” on Loans and “Interest expense” on the corresponding LROs (if issued by the Company) using the accrual method based on the stated interest rate to the extent the Company believes it to be collectable. For the purposes of these Financial Statements, “Limited recourse obligations, net” refers to LROs. LROs are the Company’s currently registered securities.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2020 and 2019. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Loans to Developers and Limited Recourse Obligations

“Loans to developers, net” and the corresponding “Limited recourse obligations, net”, used to fund the Loans are originally recorded at outstanding principal. The interest rate associated with a Loan is the same as the interest rate associated with the corresponding LROs.

The Company’s obligation to pay principal and interest on an LRO is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company’s lien may be senior or junior to the Borrower’s other financing obligations. The Company is not responsible for repaying “Limited recourse obligations, net” associated with uncollectable “Loans to developers, net”. Amounts collected related to a Loan default are returned to the Investors based on their pro rata portion of the corresponding LROs, if applicable, less collection costs incurred by the Company.

The Loan and corresponding LROs are recorded on the Company’s Balance Sheets to “Loans to developers, net” and “Limited recourse obligations, net”, respectively, once the Loan has closed. Loans are considered closed after the promissory note for that Loan has been signed and the security interest has been perfected.

F-9

GROUNDFLOOR REAL ESTATE 1, llc

Notes to Financial Statements

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers, net” and corresponding “Limited recourse obligations, net” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers, net” and the corresponding “Limited recourse obligations, net” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers, net” and corresponding “Limited recourse obligations, net” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers, net” and “Limited recourse obligations, net” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans include Loans on nonaccrual status. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Company considers the borrower’s capacity to pay, which includes such factors as the borrower’s current financial position, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as collateral value and guarantor support. The Company individually assesses for impairment all nonaccrual Loans and all Loans in fundamental default. If a Loan is deemed impaired, a specific valuation allowance is allocated, if necessary, so that the Loan is reported net, at the present value of estimated future cash flows using the Loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

Allowance for Uncollectable Loans and Undeliverable Limited Recourse Obligations

Payments to holders of LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated LROs. The Company recognizes a reserve for uncollectable Loans and corresponding reserve for undeliverable LROs in an amount equal to the estimated probable losses net of recoveries. The allowance is based on management’s estimates and analysis of historical bad debt experience, existing economic conditions, current loan aging schedules, and expected future write-offs, as well as an assessment of specific, identifiable Developer accounts considered at risk or uncollectible. Expected losses and actual charge-offs on Loans are offset to the extent that the Loans are financed by LROs, as applicable, that effectively absorb the related Loan losses.

“Loans to developers, net” are presented net of a reserve for doubtful accounts of approximately $420,000 and $0 as of December 31, 2020 and 2019, respectively. “Limited recourse obligations, net” are presented net of a reserve for doubtful accounts of approximately $420,000 and $0 as of December 31, 2020 and 2019, respectively

F-10

GROUNDFLOOR REAL ESTATE 1, llc

Notes to Financial Statements

Other Real Estate Owned

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized up to the fair value of the property, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are charged to operations.

Income Taxes

As a limited liability company, the Company is not a taxpaying entity for federal income tax purposes. Accordingly, its taxable income or losses are allocated to its member based on the provisions of the operating agreement and are included in the members’ income tax returns. The financial statements, therefore, do not include a provision for income taxes. Similar provisions apply for state income tax purposes.

Management has assessed the effect of the guidance provided by U.S. GAAP on accounting for uncertainty in income taxes. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Company had no uncertain income tax positions at December 31, 2020 and 2019.

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The FASB subsequently issued a number of pronouncements amending or clarifying ASU 2016-13, including the following: in November 2018, Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2018-19”); in May 2019, Accounting Standards Update 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”); in November 2019, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”); and in November 2019, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2019-11”). ASU 2016-13 and the subsequent related pronouncements significantly change how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace the current incurred loss approach with an expected loss model, referred to as the current expected credit loss (“CECL”) model. The new standard will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance-sheet credit exposures, which include, but are not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. ASU 2016-13 simplifies the accounting for purchased credit-impaired debt securities and loans and expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. For public business entities that meet the definition of an SEC filer, ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; for all other public business entities, the guidance is effective for fiscal years beginning after December 15, 2020; for all other entities (private companies, not-for-profit organizations, and employee benefit plans), the guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Upon adoption, ASU 2016-13 provides for a modified retrospective transition by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is effective. The Company is currently evaluating the impact this standard will have on the Company’s Consolidated Financial Statements.

In December 2019, the FASB issued Accounting Standards Update 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this update simplify the accounting for income taxes by removing certain exceptions in Topic 740 and introducing other changes intended to clarify and improve existing guidance. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020; for all other entities, the amendments are effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

F-11

In August 2020, the FASB issued Accounting Standards Update 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). The amendments in this update simplify the accounting for convertible interest by removing the requirement to separately account for an embedded conversion feature from the host contract in certain instances. The guidance are effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

NOTE 3:	LOANS TO DEVELOPERS, NET

The Company purchases notes that provide financing to borrowers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations costing between $20,000 and $2,000,000 over six months to a year.

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current - This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout - This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

Fundamental Default - This status indicates a Loan has defaulted and there is a chance the Company will not be able to collect 100% of the principal amount of the Loan by the extended payment date of the corresponding LROs.

GROUNDFLOOR uses a proprietary grading algorithm to assign one of seven letter grades, from A to G, to each Loan. The letter grade generally reflects the overall risk of the Loan, with A indicating less risk and G indicating higher risk.

The following table presents the carrying amount of “Loans to developers, net” by letter grade and performance state as of December 31, 2020 and 2019, respectively:

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$2,153,230	$-	$-	$2,153,230
B	5,959,700	951,440	559,040	7,470,180
C	21,930,070	236,040	-	22,166,110
D	7,154,130	-	-	7,154,130
E	-	-	-	-
F	-	-	-	-
G	-	-	-	-
Gross amount as of December 31, 2020	$37,197,130	$1,187,480	$559,040	$38,943,650
Less: Allowance for loan losses				(419,942)
Carrying amount as of December 31, 2020				$38,523,708

Nonaccrual and Past Due Loans

A Loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Loans placed in nonaccrual status stop accruing interest and, if collectability of interest is sufficiently doubtful, “Interest receivable on loans to developers” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest income” and the corresponding “Accrued interest on limited recourse obligations” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest expense.” Interest income on Loans that are classified as nonaccrual is subsequently applied to principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. As of December 31, 2020, the Company placed Loans of approximately $559,000 recorded to “Loans to developers, net” on nonaccrual status, respectively.

F-12

The following table presents an analysis of past due Loans as of December 31, 2020:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$34,595,080	$(345,951)	$34,249,129
Less than 90 days past due	2,530,850	(28,383)	2,502,467
More than 90 days past due	1,817,720	(45,608)	1,772,112
Total as of December 31, 2020	$38,943,650	$(419,942)	$38,523,708

Impaired Loans

The following is a summary of information pertaining to impaired loans as of December 31, 2020:

Balance
Nonaccrual loans	$559,000
Fundamental default not included above	-
Total impaired loans	559,000

Interest income recognized on impaired loans	$-

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2020:

Balance
Principal loan balance	$559,000

Related allowance	27,952
Average recorded investment	$265,000

Credit Quality Monitoring

The following table presents “Loans to developers, net” by performance state as of December 31, 2020:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance States
Current	$37,197,130	$(374,178)	$36,822,952
Workout	1,187,480	(17,812)	1,169,668
Fundamental default	559,040	(27,952)	531,088
Total as of December 31, 2020	$38,943,650	$(419,942)	$38,523,708

F-13

Allowance for Loan Losses

The following table details activity in the allowance for loan losses for the years ended December 31, 2020:

Balance
Balance, December 31, 2019	$-
Allowance for loan loss	(421,393)
Loans charged off	-
Outstanding as of December 31, 2020	$(421,393)
Period-end amount allocated to:
Loans individually evaluated for impairment	$-
Loans collectively evaluated for impairment	(421,393)
Balance, December 31, 2020	$(421,393)
Loans:
Individually evaluated for impairment	$-
Collectively evaluated for impairment	559,040
Balance, December 31, 2020	$559,040

NOTE 4:	OTHER REAL ESTATE OWNED

“Other real estate owned” in the Company’s Balance Sheet was $0 and $166,973 at December 31, 2020 and 2019, respectively. During the years ended December 31, 2020 and 2019, the Company transferred $0 and $157,070 from “Loans to developers, net” to “Other real estate owned”, respectively. Other real estate owned met the held for sale criteria and have been recorded at the lower of carrying amount or fair value less cost to sell. There was no impact to the Company’s Statements of Operation from this transfer. The Company did not record a decrease to “Loans to developers, net” or an offsetting decrease to “Limited recourse obligations, net”.

NOTE 5:	RELATED PARTY ARRANGEMENTS

GROUNDFLOOR Finance Inc.

GROUNDFLOOR will receive fees and compensation in connection with the Company’s Offering, and the servicing and sale of the Company’s LROs.

The Company will also reimburse GROUNDFLOOR for actual expenses incurred on behalf of the Company in connection with the servicing of a Loan, to the extent not reimbursed by the borrower. The Company will reimburse GROUNDFLOOR for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include GROUNDFLOOR’s overhead, employee costs borne by GROUNDFLOOR, utilities or technology costs. For the year ended December 31, 2020 and 2019, GROUNDFLOOR incurred $0 and $7,045 of costs on the Company’s behalf, respectively. No such costs were due and payable to GROUNDFLOOR as of December 31, 2020 and 2019, respectively.

GROUNDFLOOR GA Holdings LLC

GROUNDFLOOR GA Holdings LLC may close and fund a Loan prior to its being acquired by the Company. The ability to warehouse Loans allows us the flexibility to deploy the offering proceeds as funds are raised. The Company then will acquire such LROs at a price equal to the fair market value of the Loan (including reimbursements for servicing fees and accrued interest, if any), so there is no mark-up (or mark-down) at the time of purchase.

F-14

NOTE 6:	COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings which arise in the ordinary course of business.  In the opinion of the Company, the resolution of these matters will not have a material adverse impact on the Company’s consolidated financial position or results of operations.

NOTE 7:	SUBSEQUENT EVENTS

Subsequent events were evaluated through March 26, 2021, the date the Financial Statements were available to be issued. Based on this evaluation, it was determined that no subsequent events occurred that require recognition or disclosure in the financial statements.

F-15

Summary Financial Information

The following information updates and replaces the information in the section titled “Summary Financial Information” beginning on page [xx] of the Offering Circular:

The consolidated statements of operations data set forth below with respect to the fiscal years ended December 31, 2020 and December 31, 2019 are derived from, and are qualified by reference to, the consolidated financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto.

F-16

	Twelve Months Ended December 31,
	2020	2019
Non-interest revenue:
Origination fees	$2,548,305	$2,748,150
Loan servicing revenue	1,348,332	1,964,284
Total non-interest revenue	3,896,637	4,712,434
Net interest income:
Interest income	7,597,436	6,323,801
Interest expense	(6,042,535)	(4,633,122)
Net interest income	1,554,901	1,690,679
Net revenue	5,451,538	6,403,113
Cost of revenue	(611,436)	(779,756)
Gross profit	4,840,102	5,623,357
Operating expenses:
General and administrative	3,006,854	2,514,202
Sales and customer support	2,457,720	2,939,149
Development	1,205,399	1,125,071
Regulatory	353,103	208,874
Marketing and promotions	1,453,840	1,515,558
Total operating expenses	8,476,916	8,302,854
Loss from operations	(3,636,814)	(2,679,497)
Interest expense on corporate debt instruments	1,149,819	1,157,769
Net loss	$(4,786,633)	$(3,837,266)

In Groundfloor’s audited consolidated financial statements for the year ended December 31, 2020, our auditors expressed in their opinion substantial doubt about our ability to continue as a going concern. Since Groundfloor’s inception, Groundfloor has financed its operations through debt and equity financings. Groundfloor intends to continue financing its activities and working capital needs largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

*            *            *

CAPITALIZATION

The following tables reflect Groundfloor’s capitalization as of December 31, 2020 (audited) and December 31, 2019 (audited). The tables are not adjusted to reflect any subsequent stock splits, stock dividends, recapitalizations or refinancings or the subsequent closings of any financings.

The historical data in the tables is derived from and should be read in conjunction with Groundfloor’s consolidated financial statements included in this Offering Circular. You should also read this table in conjunction with the section entitled “Management Discussion and Analysis.”

F-17

	Amounts Outstanding as of December 31, 2020	Amounts Outstanding as of December 31, 2019
Stockholders’ Deficit:
Common stock, no par value	$11,596,087	$10,564,771
Preferred stock, no par value	10,716,618	7,571,526
Additional paid-in capital	2,336,551	1,802,895
Less: Stock subscription receivable	(560)	(560)
Accumulated deficit	(26,254,407)	(21,467,774)
Total stockholders’ deficit	$(1,605,711)	$(1,529,142)

MANAGEMENT DISCUSSION AND ANALYSIS

You should read the following discussion in conjunction with Groundfloor’s unaudited condensed consolidated financial statements and the related notes and the section entitled “Description of the Company’s Business” elsewhere in this Offering Circular. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including but not limited to those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Groundfloor Finance Inc. (“Groundfloor” or “Groundfloor Finance”) maintains and operates the Groundfloor Platform for use by us and Groundfloor subsidiaries to provide real estate development investment opportunities to the public. Groundfloor was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2013. Fomentum Labs LLC changed its name to Groundfloor LLC on April 26, 2013, and converted into a North Carolina corporation on July 26, 2013. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of our common stock. In August 2014, Groundfloor converted into a Georgia corporation and changed its name to Groundfloor Finance Inc. The unaudited condensed consolidated financial statements include Groundfloor’s wholly-owned subsidiaries. Groundfloor Holdings GA, LLC is the holder of the Revolver, as defined in Note 7. Groundfloor Properties GA LLC was created for the purpose of financing real estate in Georgia. Groundfloor Real Estate 1 LLC, Groundfloor Real Estate 2 LLC, and Groundfloor Yield LLC were created for the purpose of financing real estate in any state. Groundfloor Real Estate, LLC is currently inactive and management does not have plans to use this entity in the near future.

Funding Loan Advances

To date, the Company has entered into the following financial arrangements designed to facilitate Loan advances.

In November 2016, the Company entered into the Revolver credit facility to fund Loan advances (as defined below). The terms of the credit facility are as follows: Interest accrues at the greater of 10.0% per annum or the weighted average annual interest rate of the Loans then held by Holdings which have been originated with proceeds from the credit facility. The revolving credit facility was originally limited to $1.5 million with an option to increase the limit to $15.0 million (under certain circumstances). In March 2020, in connection with the novel coronavirus pandemic and the related tightening of credit markets, GROUNDFLOOR’s creditor informed the Company that it would cease funding of draws on the Revolver for an undefined period of time and replace the lost financing by expanding on other existing sources of lending capital, most importantly the GROUNDFLOOR Notes program. In response, the Company developed a plan to repay the outstanding principal and accrued interest on the Revolver. The outstanding principal and accrued interest on the Revolver were repaid in full in June 2020 and no outstanding balance remains as of December 31, 2020.

F-18

On January 11, 2017, Groundfloor entered into the ISB Note (as defined below) for a principal sum of $1.0 million, which was subsequently increased to $2.0 million, for the purpose of using the proceeds for our loan advance program, but may use the proceeds for other purposes in our sole discretion. The outstanding principal and accrued interest on the ISB Note were repaid in full in September 2019.

Starting in November 2018 and continuing through 2020, Groundfloor entered into various GROUNDFLOOR Notes, secured promissory notes, with accredited investors. The GROUNDFLOOR Notes are used for the purpose of the Company to originate, buy, and service loans for the purpose of building, buying, or rehabilitating single family and multifamily structures, or buying land for commercial purposes. The principal outstanding as of December 31, 2020, was $18.9 million.

In November and December 2019, Groundfloor entered into various short-term, secured promissory notes with accredited investors. Proceeds from the notes are used by the Company for originating, buying, and servicing loans to developers for the purpose of building, buying, and rehabilitating single family and multifamily structures, or buying land for commercial purposes. The aggregate principal outstanding of these loans as of December 31, 2019, was $1.3 million; those loans were repaid in full at maturity during the twelve months ended December 31, 2020 and no balance remains outstanding as of December 31, 2020.

Financial Position and Operating History

In connection with their audit for the year ended December 31, 2020, our auditors expressed substantial doubt about our ability to continue as a going concern due to our losses and cash outflows from operations. To strengthen our financial position, Groundfloor have continued to raise additional funds through convertible debt and equity offerings.

Groundfloor has a limited operating history and have incurred a net loss since our inception. Our net loss was $4.8 million for the six months ended December 31, 2020. To date, Groundfloor has earned limited revenues from origination and servicing fees charged to borrowers in connection with the loans made by the Company and its wholly-owned subsidiaries GRE 1 and Groundfloor GA corresponding to the LROs and Georgia Notes. Groundfloor has funded our operations primarily with proceeds from our convertible debt and preferred stock issuances, which are described below under “Liquidity and Capital Resources”. Over time, Groundfloor expects that the number of borrowers and lenders, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

The proceeds from the sale of LROs described in this Offering Circular will not be used to directly finance our operations. Groundfloor will use the proceeds from sales of LROs exclusively to originate the Loans that correspond to the corresponding series of LROs sold to investors. However, Groundfloor collects origination and servicing fees on Loans Groundfloor is able to make to Developers, which Groundfloor recognizes as revenue. The more Loans Groundfloor is able to fund through the proceeds of our offerings, the more fee revenue Groundfloor will make. With increased fee revenue, our financial condition will improve. However, Groundfloor does not anticipate this increased fee revenue to be able to fully support our operations through the next twelve months.

Groundfloor’s operating plan calls for a continuation of the current strategy of raising equity and, in limited circumstances, debt financing to finance its operations until Groundfloor reach profitability and become cash-flow positive, which Groundfloor does not expect to occur before 2021. Groundfloor’s operating plan calls for significant investments in website development, security, investor sourcing, loan processing and marketing, and for several rounds of equity financing before Groundfloor reaches profitability.

To date, the company has raised funds for operations through multiple common stock, preferred stock, and convertible note fundraising rounds. In 2020, the company raised approximately $0.5 million in a 2020 Common Stock Offering and has, as of December 31, 2020, raised approximately $2.7 million in new operating capital through a Series B preferred stock offering. See “Liquidity and Capital Resources” below.

F-19

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which Groundfloor has prepared in accordance with generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates. Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements included elsewhere in this Offering Circular.

Software and Website Development Costs

Internal use software and website development costs are capitalized when preliminary development efforts are successfully completed and it is probable that the project will be completed and the software will be used as intended. Internal use software and website development costs are amortized on a straight line basis over the project’s estimated useful life, generally three years. Capitalized internal use software development costs consist of fees paid to third-party consultants who are directly involved in development efforts. Costs related to preliminary project activities and post implementation activities, including training and maintenance, are expensed as incurred. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Development costs of our website incurred in the preliminary stages of development are expensed as incurred. Once preliminary development efforts are successfully completed, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use.

Share Based Compensation

Groundfloor accounts for share-based compensation using the fair value method of accounting which requires all such compensation to employees and nonemployees, including the grant of employee stock options, to be recognized in the income statement based on its fair value at the measurement date (generally the grant date). The expense associated with share-based compensation is recognized on a straight-line basis over the service period of each award.

Allowance for Uncollectable Loans and Undeliverable Limited Recourse Obligations

Payments to holders of Georgia Notes or LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated Georgia Notes or LROs. The Company recognizes a reserve for uncollectable Loans and corresponding reserve for undeliverable Georgia Notes or LROs in an amount equal to the estimated probable losses net of recoveries. The allowance is based on management’s estimates and analysis of historical bad debt experience, existing economic conditions, current loan aging schedules, and expected future write-offs, as well as an assessment of specific, identifiable Developer accounts considered at risk or uncollectible. Expected losses and actual charge-offs on Loans are offset to the extent that the Loans are financed by Georgia Notes or LROs, as applicable, that effectively absorb the related Loan losses.

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers, net” and corresponding “Limited recourse obligations, net” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers, net” and the corresponding “Limited recourse obligations, net” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

F-20

The “Loans to developers, net” and corresponding “Limited recourse obligations, net” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers, net” and “Limited recourse obligations, net” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans include loans on nonaccrual status. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Company considers the borrower’s capacity to pay, which includes such factors as the borrower’s current financial position, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as collateral value and guarantor support. The Company individually assesses for impairment all nonaccrual loans and all loans in fundamental default. The tables below include all loans deemed impaired, whether or not individually assessed for impairment. If a loan is deemed impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

Provision for Income Taxes

Groundfloor accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.

F-21

Results of Operations

Twelve Months Ended December 31, 2020 and 2019

	Twelve Months Ended December 31,
	2020	2019
Non-interest revenue:
Origination fees	$2,548,305	$2,748,150
Loan servicing revenue	1,348,332	1,964,284
Total non-interest revenue	3,896,637	4,712,434
Net interest income:
Interest income	7,597,436	6,323,801
Interest expense	(6,042,535)	(4,633,122)
Net interest income	1,554,901	1,690,679
Net revenue	5,451,538	6,403,113
Cost of revenue	(611,436)	(779,756)
Gross profit	4,840,102	5,623,357
Operating expenses:
General and administrative	3,006,854	2,514,202
Sales and customer support	2,457,720	2,939,149
Development	1,205,399	1,125,071
Regulatory	353,103	208,874
Marketing and promotions	1,453,840	1,515,558
Total operating expenses	8,476,916	8,302,854
Loss from operations	(3,636,814)	(2,679,497)
Interest expense on corporate debt instruments	1,149,819	1,157,769
Net loss	$(4,786,633)	$(3,837,266)

Net Revenue

Net revenue for the twelve months ended December 31, 2020 and 2019 was $5.5 million and $6.4 million, respectively, a decrease of $0.9 million or 14.9%. The Company facilitated the origination of 380 and 646 developer loans during the twelve months ended December 31, 2020 and 2019, respectively. Origination fees and loan servicing revenue were earned related to the origination of these developer loans. Origination fees are determined by the term and credit risk of the developer loan and range from 1.0% to 6.0%. The fees are deducted from the loan proceeds at the time of issuance. Loan servicing revenue are fees incurred in servicing the developer’s loan. Additionally, Groundfloor incurred net interest income during the loan advance period. The decrease in net interest income is due to the decrease in the overall portfolio size. Groundfloor expects operating revenue to increase as its loan application and processing volume increases.

Gross Profit

Gross profit for the twelve months ended December 31, 2020 and 2019 was $4.8 million and $5.6 million, respectively, a decrease of $0.8 million or 13.9%. The decrease in gross profit was due primarily to a reduction in origination and servicing revenues, as the Company originated fewer loans in both units and total loan volume relative to the prior year. The decrease in origination volume is attributable to a drastic reduction in lending in the second fiscal quarter, attributable to pandemic-related circumstances. Cost of revenue consists primarily of payment processing and vendor costs associated with facilitating and servicing loans. Groundfloor expects gross profit to increase as its loan application and processing volume increases.

F-22

General and Administrative Expense

General and administrative expense for the twelve months ended December 31, 2020 and 2019, were $3.0 million and $2.5 million, respectively, an increase of $0.6 million or 20.0%. General and administrative expenses consists primarily of employee compensation cost, professional fees, consulting fees and rent expense. The increase was driven primarily by an increase in stock compensation expense and shifting of some key employee salaries to general and administrative expense to align with changes in their roles. Groundfloor expects general and administrative expense will continue to increase due to the planned investment in business infrastructure required to support its growth.

Sales and Customer Support

Sales and customer support expense for the twelve months ended December 31, 2020 and 2019, were $2.5 million and $3.0 million, respectively, a decrease of $0.5 million or 16.4%. Sales and customer support expense consists primarily of employee compensation cost. The decrease was primarily due to a decrease in compensation related to a reduction of headcount. Groundfloor expect sales and customer support expense will continue to increase due to the planned investment in customer acquisition and support required to support its growth.

Development Expense

Development expense for the twelve months ended December 31, 2020 and 2019, were $1.2 million and $1.1 million, respectively, an increase of $0.1 million or 7.1%. Development expense consists primarily of employee compensation cost and the cost of subcontractors who work on the development and maintenance of our website and lending platform. The increase was attributable to an increase in compensation cost as a result of new hiring and compensation adjustments. Groundfloor expects development expense will continue to increase due to the planned investments in our website and lending platform required to support our technology infrastructure as Groundfloor grows.

Regulatory Expense

Regulatory expense for the twelve months ended December 31, 2020 and 2019, were $0.4 million and $0.2 million, respectively, an increase of $0.2 million or 69.1%. Regulatory expense consists primarily of legal fees and compensation cost required to maintain SEC and other regulatory compliance. Groundfloor expects regulatory expense may increase due to the additional expense related to qualifying our offerings with the SEC, including our transition to Tier 2 under Regulation A, which will require complying with ongoing reporting requirements with the SEC and certain filing fees with applicable state regulatory authorities.

Marketing and Promotions Expense

Marketing and promotions expense for the twelve months ended December 31, 2020 and 2019, remained approximately constant at $1.5 million for both periods. A reduction in marketing aimed at attracting borrowers, a consequence of a reduction in lending activity, was approximately offset by an increase in marketing and advertising aimed at attracting new investors. Marketing and promotions expense consists primarily of consulting expense, compensation cost as well as promotional and advertising expense.

Interest Expense

Interest expense for the twelve months ended December 31, 2020 and 2019, excluding interest paid on limited recourse obligations and GROUNDFLOOR Notes, was $1.1 million and $1.2 million, respectively, a decrease of $0.1 million or $0.7%. The company incurred $0.5 million and $0.8 million in interest expense warehousing loans on the Revolver during the twelve months ended December 31, 2020 and 2019, respectively. Interest expense related to the 2019 Subordinated Convertible Notes (as defined below) of $0.6 million and $0.3 million was recognized during the twelve months ended December 31, 2020 and 2019, respectively.

F-23

Net Loss

Net loss for the twelve months ended December 31, 2020 and 2019 was $4.8 million and $3.8 million, respectively, a net loss increase of $1.0 million or 24.7%. The increase in the net loss was primarily attributable to a reduction in lending volume leading to a reduction in net revenue from $6.4 million to $5.4 million, with no significant reduction in operating costs.

Liquidity and Capital Resources

The audited condensed consolidated financial statements included in this Offering Circular have been prepared assuming that Groundfloor will continue as a going concern; however, the conditions discussed below raise substantial doubt about our ability to continue as a going concern. The audited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should Groundfloor be unable to continue as a going concern.

Groundfloor incurred a net loss for the twelve months ended December 31, 2020 and 2019, and have an accumulated deficit as of December 31, 2020 of $26.2 million. Since our inception, Groundfloor have financed our operations through debt and equity financing from various sources. Groundfloor are dependent upon raising additional capital or seeking additional equity financing to fund our current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

	For the twelve months ended December 31, 2020	For the twelve months ended December 31, 2019
Operating activities	$(4,889,069)	$(769,848)
Investing activities	4,211,763	(40,097,871)
Financing activities	407,282	39,957,827
Net increase (decrease) in cash	$(270,024)	$629,804

Net cash flows from operating activities for the twelve months ended December 31, 2020 and 2019, was $(4.9) million and $0.8 million, respectively. Net cash used in operating activities funded salaries, expense for contracted marketing, development and other professional service providers and expense related to sales and marketing initiatives.

Net cash flows from investing activities for the twelve months ended December 31, 2020 and 2019 was $4.2 million and $(40.1) million, respectively. Net cash used in investing activities primarily represents loan payments to developers offset by the repayment of loans to developers.

Net cash flows from financing activities for the twelve months ended December 31, 2020 and 2019 was $0.4 million and $39.9 million, respectively. Net cash provided by financing activities primarily represents proceeds from the issuance of GROUNDFLOOR Notes and LROs to investors through the Groundfloor Platform, and proceeds from equity offerings, offset by repayments of GROUNDFLOOR Notes and LROs to investors.

Groundfloor issued and sold 91,259 shares Series Seed Preferred Stock at an initial closing on December 5, 2014 (the “Series Seed Initial Closing”), for total proceeds of $475 thousand, pursuant to the Series Seed Preferred Stock Purchase Agreement (the “Series Seed Purchase Agreement”), dated December 5, 2014 between us and the investors named therein (the “Series Seed Investors”). In addition, at the Series Seed Initial, the entire unpaid principal and interest outstanding under certain previously-issued convertible promissory notes converted into 276,391 additional shares of Series Seed Preferred Stock. Groundfloor issued and sold an aggregate of 201,146 additional shares of Series Seed Preferred Stock, for total proceeds of $1.1 million, at subsequent closings on April 1, 2015, May 12, 2015 and August 31, 2015 (collectively, the “Series Seed Subsequent Closings” and together, with the Series Seed Initial Closing, the “Series Seed Financing”). Pursuant to the Series Seed Purchase Agreement, the Company sold each share of Series Seed Preferred Stock for $5.205 per share. In connection with the Series Seed Financing, Groundfloor also entered into an Investors’ Rights Agreement with the Series Seed Investors and certain holders of our common stock, which was subsequently amended and restated in connection with the Series A Financing. The shares of Series Seed Preferred Stock were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The Series Seed Financing terminated following the final Series Seed Subsequent Closing and Groundfloor does not intend to sell any additional shares of Series Seed Preferred Stock.

F-24

During November 2015, Groundfloor entered into promissory notes with investors for total proceeds of $250 thousand (the “2015 Bridge Notes”). The notes incur interest at the rate of 12% per annum. The outstanding principal and all accrued but unpaid interest was due and payable on the earlier of May 5, 2016 or the closing of an equity financing with gross proceeds of at least $4.3 million. The 2015 Bridge Notes and all accrued but unpaid interest thereunder were cancelled as consideration for 37,561 shares of Series A Preferred Stock in connection with the Series A Initial Closing. The notes were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The 2015 Bridge Notes Financing terminated with the closing of the Series A Financing.

In addition, Groundfloor issued and sold 709,812 shares of Series A Preferred Stock at an initial closing on November 24, 2015 and subsequent closings through December 2015, for total gross proceeds of approximately $4.7 million, pursuant to the Series A Preferred Stock Purchase Agreement. Pursuant to the Series A Purchase Agreement, the Company sold each share of Series A Preferred Stock for $6.69 per share. The shares of Series A Preferred Stock were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The Series A Financing terminated in December 2015 and Groundfloor does not intend to sell any additional shares of Series A Preferred Stock.

On November 1, 2016, Holdings, the Company’s wholly-owned subsidiary, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital. The credit agreement (the “Credit Agreement”) provides for revolving loans up to a maximum aggregate principal amount of $1.5 million (the “Revolving Credit Commitments”). The Revolver will be used for bridge funding of underlying loans pending qualification from the SEC. The term of the Revolver was extended in October 2017 and will mature on April 4, 2019.

On November 11, 2016, the Company entered into a First Amendment to the Credit Agreement, which amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $1.5 million to $2.5 million. On December 21, 2016, the Company entered into a Second Amendment to the Credit Agreement, which amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $2.5 million to $3.5 million. On April 7, 2017, the Company entered into a Third Amendment to the Credit Agreement, which increased the Revolving Credit Commitments thereunder from $3.5 million to $4.5 million. The other terms of the credit facility remain unchanged.

 On April 4, 2018, the Credit Agreement dated as of November 2, 2016, as amended by the First Amendment as of November 14, 2016, the Second Amendment dated as of February 22, 2017 and the Third Amendment dated as of April 7, 2017, was assigned to ACM Alamosa DA LLC. The Company and the lender agreed to amend and restate the Original Credit Agreement in its entirety. The other terms of the credit facility remain unchanged.

On September 18, 2018, the Company increased the Revolving Credit Commitments thereunder from $4,500,000 to $5,500,000. In connection with the increase the Company paid a $10,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On August 8, 2019, the Company increased the Revolving Credit Commitments thereunder from $5,500,000 to $8,500,000. In connection with the increase the Company paid a $30,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

F-25

On October 1, 2019, the Company increased the Revolving Credit Commitments thereunder from $8,500,000 to $10,500,000. In connection with the increase the Company paid a $20,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

In March 2020, in connection with the novel coronavirus pandemic and the related tightening of credit markets, GROUNDFLOOR’s creditor informed the Company that it would cease funding of draws on the Revolver for an undefined period of time and replace the lost financing by expanding on other existing sources of lending capital, most importantly the GROUNDFLOOR Notes program. In response, the Company developed a plan to repay the outstanding principal and accrued interest on the Revolver. The outstanding principal and accrued interest on the Revolver were repaid in full in June 2020 and no outstanding balance remains as of December 31, 2020.

On January 11, 2017, Groundfloor entered into the ISB Note in favor of ISB for a principal sum of $1.0 million. Groundfloor paid to ISB an origination fee of $10 thousand concurrently with the funding by ISB of the principal of the ISB Note. Groundfloor subsequently entered into an amendment to the ISB Note extending the repayment schedule in return for a $5 thousand amendment fee, a second amendment increasing the principal amount outstanding to $2.0 million for a $30 thousand amendment fee, a third amendment further extending the repayment schedule among other terms described below in return for a $10 thousand amendment fee, and a fourth amendment further extending the repayment schedule among other terms described below for a $10 thousand amendment fee.

The ISB Note incurs interest at the rate of 8% per annum from January 11, 2017 until September 30, 2017 and 14% per annum from October 1, 2017 until payment in full of the ISB Note, in each case calculated on the basis of a 360-day year for the actual number of days elapsed. The ISB Note must be repaid as follows: (i) $50,000, plus any accrued but unpaid interest thereon, commencing on April 30, 2019, and each month thereafter, (ii) $1,000,000, plus any accrued but unpaid interest thereon, is due and payable on September 30, 2019, and (iii) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, is due and payable on December 31, 2020. As of the date hereof, the principal sum was paid in full and the note is no longer outstanding.

The ISB Note includes certain financial covenants related to the Company’s quarterly financial results and operating capital. The ISB Note is subject to customary event of default provisions. Upon the occurrence of any event of default, the interest rate under the ISB Note shall increase by 7%. As collateral security for the ISB Note, Groundfloor granted to ISB a first priority security interest in all of its assets, subject to certain exceptions. Among other things, the security interest specifically excludes (i) any assets serving as collateral for the Company’s credit facility with Revolver Capital; (ii) any Loans for which a series of LROs has been issued, regardless of whether such Loans and corresponding series of LROs have been originated and issued by us or one of our subsidiaries; and (iii) the equity interest in any subsidiary formed by us for the sole purpose of issuing Loans and corresponding series of LROs.

In connection with the third amendment to the ISB Note, the Company agreed to issue to ISB a warrant for the purchase of shares of our common stock on the first day of each quarter commencing on October 1, 2017 until the ISB Note is repaid in full for the purchase of the following number of shares: (i) for each quarter until and including the first quarter of 2019, 4,000 shares of common stock; (ii) for the second quarter of 2019, 3,500 shares of common stock, (iii) for the third quarter of 2019, 2,300 shares of common stock; and (iv) for the fourth quarter of 2019, 1,100 shares of common stock.

On April 1, 2019, the 2017 Note was amended and restated for a fee of $10,000, to be deferred and amortized over the life of the 2017 Note. The stated interest rate under the amended and restated promissory note and security agreement (“Restated Note”) was increased to 14%. Under the terms of the Restated Note, $50,000 of the principal amount plus any accrued but unpaid interest thereon was due and payable commencing on April 30, 2019, and each month thereafter; $1.0 million of the principal amount plus any accrued but unpaid interest was due and payable on September 30, 2019; and any remaining outstanding principal and accrued interest was due and payable on December 31, 2020. The agreement states that the Company may prepay the 2017 Note without premium or penalty.

F-26

In 2019, the Company made five payments of principal and accrued interest as outlined in the Restated Note agreement. The Company then prepaid the outstanding principal on the Restated Note in full, with accrued interest, on September 24, 2019.

As of December 31, 2019, there was no remaining balance outstanding on the Company’s Consolidated Balance Sheets. Amortization of deferred financing costs related to the 2017 ISB Note was $25,000 for the year ended December 31, 2019. Amortization of the related debt discount was $223,000 for the year ended December 31, 2019.

From March 2017 to December 2017, Groundfloor issued subordinated convertible notes (the “Subordinated Convertible Notes”) to investors for total proceeds of $2.1 million (the “2017 Note Financing”). On October 27, 2017, the Company entered into amendments to the outstanding Subordinated Convertible Notes and related Subordinated Convertible Promissory Note Purchase Agreement raising the principal amount of Subordinated Convertible Notes that may be sold to $2.0 million, extending the maturity date, and allowing the Subordinated Convertible Notes, at the option of the holders, to convert outstanding principal and accrued but unpaid interest into shares of the Company’s common stock as described below. In November 2017, Groundfloor issued Subordinated Convertible Notes to investors for additional proceeds of $675 thousand. Furthermore, in December 2017, Groundfloor oversubscribed and issued Subordinated Convertible Notes to investors for additional proceeds of $550 thousand. The notes incur interest at the rate of 8% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of September 30, 2019 or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8.0 million (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest would become automatically converted into shares of our preferred stock issued in the financing at a price per share equal to 75% of the price per share of the preferred stock financing. In the event of a closing of a common stock financing under Regulation A with gross proceeds of at least $3.0 million (“Qualified Common Financing”) prior to the Maturity Date, then each holder may elect, in its discretion, to convert the outstanding principal and all accrued but unpaid interest into shares of our common stock issued in the financing at a price per share equal to 90% of the price per share of the common stock financing. The indebtedness represented by the Subordinated Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver and ISB Note.

On February 9, 2018, Groundfloor launched an offering of our common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2018 Common Stock Offering”). As described in this Offering Circular, Groundfloor is offering up to 500,000 shares of our common stock at $10 per share, with a minimum investment of $100, or 10 shares of common stock. The aggregate initial offering price of our common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. Groundfloor is also offering a Bonus Share Program where Groundfloor may issue up to 30,000 additional bonus shares of our common stock pursuant to the terms of this Offering Circular. As of December 31, 2018, Groundfloor issued 437,917 shares of common stock in the 2018 Common Stock Offering for $4.2 million in proceeds.

On October 12, 2018, the Company entered into a common stock purchase agreement for private placement of 125,000 shares of the Company’s common stock for proceeds of $1.5 million.

In January 2019, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2019 Common Stock Offering”). The Company offered up to 900,000 shares of common stock at $15.00 per share, with a minimum investment of $150, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $13,500,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares through an incentive program available to investors who had provided a previous indication of interest in investing in the Company.

F-27

The 2019 Common Stock Offering closed on a rolling basis from January 2019 to July 2019. As a result of the offering, the Company received gross proceeds of $3.1 million in exchange for the issuance of 214,535 shares of common stock, including 6,800 bonus shares issued through the incentive program described above.

In conjunction with the 2019 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2019, $60,000 in notes principal and accrued interest were converted into 4,440 shares of common stock.

From September 2019 to December 2019, the Company issued subordinated convertible notes (the “2019 Subordinated Convertible Notes”) to Investors for total proceeds of $3.6 million. The 2019 Subordinated Convertible Notes bear interest at the rate of 10% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2021, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8.0 million (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2019 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. The indebtedness represented by the 2019 Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver.

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2019 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of $0.4 million at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option.

In February 2020, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2020 Common Stock Offering”). Participation in the 2020 Common Stock Offering was limited to existing shareholders. The Company offered shares of common stock at $17.50 per share, with a minimum investment of $175, or 10 shares of common stock. As a result of the offering, the Company received gross proceeds of approximately $0.5 million in exchange for the issuance of 30,794 shares of common stock.

In April 2020, the Company obtained an $829,100 loan under the Paycheck Protection Program (“PPP”). The Company used the PPP Loan proceeds to cover payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act.

In July 2020, the Company launched an offering of 548,546 shares of Series B Preferred Stock at $18.23 per share (“Series B Preferred Stock Offering”). As a result of the offering, the Company has as of December 31, 2020 received gross proceeds of approximately $2.7 million in exchange for the issuance of 159,748 shares of Series B preferred stock. The Series B Preferred Stock Offering remains open and accepting new investment as of December 31, 2020.

Groundfloor has incurred losses since its inception, and Groundfloor expects it will continue to incur losses for the foreseeable future. Groundfloor requires cash to meet its operating expenses and for capital expenditures. To date, Groundfloor has funded its cash requirements with proceeds from its convertible note and preferred stock issuances. Groundfloor anticipate that it will continue to incur substantial net losses as it grows the Groundfloor Platform. Groundfloor does not have any committed external source of funds, except as described above. To the extent our capital resources are insufficient to meet its future capital requirements, Groundfloor will need to finance its cash needs through public or private equity offerings or debt financings. Additional equity or debt financing may not be available on acceptable terms, if at all. On October 30, 2017, Groundfloor filed an offering statement on Form 1-A with the SEC for a proposed offering of its common stock. On February 9, 2018, Groundfloor’s offering statement on Form 1-A was qualified to issue Groundfloor common stock.

F-28

Plan of Operation

Prior to September 2015, Groundfloor’s operations were limited to issuing Georgia Notes solely in Georgia to Georgia residents pursuant to an intrastate crowdfunding exemption from registration under the Securities Act and qualification under Georgia law. On September 7, 2015, the SEC qualified Groundfloor’s first offering statement on Form 1-A covering seven separate series of LROs corresponding to the same number of Projects in eight states and the District of Columbia. Subsequently, Groundfloor has not issued, and do not intend to issue in the future, any additional Georgia Notes. Since that time, Groundfloor has qualified two additional offering statements on Form 1-A in addition to an offering statement on Form 1-A qualified for GRE 1, its wholly-owned subsidiary, in each case under Tier 1 of Regulation A. In January 2018, Groundfloor’s offering statement relating to the offer and sale of limited recourse obligations (the “LRO Offering Circular”) was qualified by the SEC under Tier 2 of Regulation A, raising the annual aggregate amount of LROs which Groundfloor may offer and sell to $50 million, less any other securities sold by Groundfloor under Regulation A (including pursuant to this Offering Circular). Groundfloor has filed, and intends to continue to file, post-qualification amendments to the LRO Offering Circular on a regular basis to include additional series of LROs. Groundfloor expect to expand the number of states in which Groundfloor offers and sells LROs during the next 12 months. With this increased geographic footprint, Groundfloor expects that the number of borrowers and corresponding investors, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

As the volume of Groundfloor loans and corresponding offerings increase, Groundfloor plans to continue the current strategy of raising equity and, in limited circumstances, debt financing to finance our operations until Groundfloor reaches profitability and becomes cash-flow positive, which Groundfloor does not expect to occur before 2021. Future equity or debt offerings by Groundfloor will be necessary to fund the significant investments in website development, security, investor sourcing, loan processing and marketing necessary to reach profitability. Groundfloor expects to hire more staff to support its expected growth in operations and to invest heavily in marketing throughout the next year.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

F-29

GROUNDFLOOR FINANCE INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2020 and 2019

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Table of Contents

December 31, 2020 and 2019

Independent Auditor’s Report

To the Board of Directors
Groundfloor Finance, Inc. and Subsidiaries

Atlanta, Georgia

We have audited the accompanying consolidated financial statements of Groundfloor Finance, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019 and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and cash outflows from operations since its inception which result in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Atlanta, Georgia,

March 15, 2021

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2020	2019
Assets
Current assets:
Cash	$1,429,172	$1,699,196
Loans to developers, net	63,215,374	73,851,996
Interest receivable on loans to developers	3,545,454	2,867,914
Other current assets	2,631,801	937,645
Total current assets	70,821,801	79,356,751
Property, equipment, software, website, and intangible assets, net	1,056,577	971,607
Other assets	71,302	42,603
Total assets	$71,949,680	$80,370,961
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$2,189,807	$4,602,116
Accrued interest on limited recourse obligations	2,831,984	2,251,926
Limited recourse obligations, net	45,926,226	53,124,759
Revolving credit facility	-	10,460,752
Convertible notes, net of discount of $126,352 and $368,526	2,661,774	3,238,474
Short-term notes payable	19,806,920	8,085,257
Total current liabilities	73,416,711	81,763,284
Other liabilities	138,680	136,819
Total liabilities	73,555,391	81,900,103
Commitments and contingencies (See Note 12)
Stockholders’ deficit:
Common stock, no par, 5,000,000 shares authorized, 2,165,923 and 2,102,720 issued and outstanding	11,596,087	10,564,771
Series A convertible preferred stock, no par, 747,385 shares designated, 747,373 shares issued and outstanding (liquidation preference of $4,999,925)	4,962,435	4,962,435
Series Seed convertible preferred stock, no par, 575,000 shares designated, 568,796 shares issued and outstanding (liquidation preference of $2,721,091)	2,609,091	2,609,091
Series B convertible preferred stock, no par, 548,546 shares designated, 188,036 and 0 shares issued and outstanding (liquidation preference of $3,427,896 and $0)	3,145,092	-
Additional paid-in capital	2,336,551	1,802,895
Accumulated deficit	(26,254,407)	(21,467,774)
Stock subscription receivable	(560)	(560)
Total stockholders’ deficit	(1,605,711)	(1,529,142)
Total liabilities and stockholders’ deficit	$71,949,680	$80,370,961

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2020	2019
Non-interest revenue:
Origination fees	$2,548,305	$2,748,150
Loan servicing revenue	1,348,332	1,964,284
Total non-interest revenue	3,896,637	4,712,434
Net interest income:
Interest income	7,597,436	6,323,801
Interest expense	(6,042,535)	(4,633,122)
Net interest income	1,554,901	1,690,679
Revenue	5,451,538	6,403,113
Cost of revenue	(611,436)	(779,756)
Gross profit	4,840,102	5,623,357
Operating expenses:
General and administrative	3,006,854	2,514,202
Sales and customer support	2,457,720	2,939,149
Development	1,205,399	1,125,071
Regulatory	353,103	208,874
Marketing and promotions	1,453,840	1,515,558
Total operating expenses	8,476,916	8,302,854
Loss from operations	(3,636,814)	(2,679,497)
Interest expense on corporate debt instruments	1,149,819	1,157,769
Net loss	$(4,786,633)	$(3,837,266)

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

	Series A		Series Seed		Series B
	Convertible		Convertible		Convertible				Additional		Stock	Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Subscription	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Receivable	Equity
Stockholders’ equity as of December 31, 2018	747,373	4,962,435	568,796	2,609,091	-	-	1,732,585	6,125,264	1,083,572	(17,630,508)	(560)	(2,850,706)
2019 Crowdfunded equity raise, net of offering costs	-	-	-	-	-	-	207,735	3,073,307	-	-	-	3,073,307
Issuance of bonus shares							6,800	-	-			-
Exercise of stock options							7,937	17,379	-			17,379
Conversion of convertible note							147,663	1,348,821	-			1,348,821
Share-based compensation expense	-	-	-	-	-	-	-	-	318,545		-	318,545
Beneficial conversion feature									400,778			400,778
Net loss	-	-	-	-	-	-	-	-	-	(3,837,266)	-	(3,837,266)
Stockholders’ equity as of December 31, 2019	747,373	4,962,435	568,796	2,609,091	-	-	2,102,720	10,564,771	1,802,895	(21,467,774)	(560)	(1,529,142)
2020 Crowdfunded equity raise, net of offering costs	-	-	-	-	-	-	30,794	538,720	-	-	-	538,720
Issuance of Series B preferred shares					159,748	2,679,234	-	-	-			2,679,234
Conversion of notes					28,288	465,858	30,841	488,707	-			954,566
Exercise of stock options							1,568	3,889	-			3,889
Stock-based compensation expense	-	-	-	-	-	-	-	-	533,656		-	533,656
									-			-
Net loss	-	-	-	-	-	-	-	-	-	(4,786,633)	-	(4,786,633)
Stockholders’ equity as of December 31, 2020	747,373	4,962,435	568,796	2,609,091	188,036	3,145,092	2,165,923	11,596,087	2,336,551	(26,254,407)	(560)	(1,605,711)

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(4,786,633)	$(3,837,266)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	527,862	481,533
Share-based compensation	533,656	401,930
Noncash interest expense	274,674	85,089
Loss on sale of real estate owned	16,816	-
Origination of loans held for sale	(1,060,410)	(13,659,207)
Proceeds from sales of loans held for sale	1,968,800	15,320,281
Debt conversion inducement expense	41,633	-
Changes in operating assets and liabilities:
Other assets	8,406	(133,042)
Interest receivable on loans to developers	(677,540)	(1,085,699)
Accounts payable and accrued expenses	(2,316,392)	2,308,919
Accrued interest on limited recourse obligations	580,059	887,310
Net cash flows from operating activities	(4,889,069)	769,848
Cash flows from investing activities
Loan payments to developers	(66,314,737)	(87,710,983)
Repayments of loans from developers	69,503,979	46,214,398
Proceeds from sale of properties held for sale	1,715,352	2,018,836
Purchases of computer equipment and furniture and fixtures	(53,499)	(50,373)
Payments of software and website development costs	(559,332)	(569,749)
Other investing activities	(80,000)	-
Net cash flows from investing activities	4,211,763	(40,097,871)
Cash flows from financing activities
Proceeds from limited recourse obligations	62,279,248	72,042,001
Repayments of limited recourse obligations	(66,610,220)	(47,889,960)
Borrowings from the revolving credit facility	3,069,028	58,820,632
Repayments on the revolving credit facility	(13,562,280)	(53,827,652)
Proceeds from issuance of short-term notes payable	68,950,380	24,070,230
Repayments of short-term notes payable	(58,057,817)	(17,260,860)
Proceeds from issuance of convertible notes	288,000	3,174,000
Proceeds from loan under Paycheck Protection Program	829,100	-
Proceeds from issuance of Series B convertible preferred stock, net of offering costs	2,679,234	-
Proceeds from issuance of common stock, net of offering costs	538,720	3,073,307
Repayments of convertible notes	-	(450,000)
Repayment of 2017 Note	-	(1,750,000)
Payment of deferred financing costs	-	(61,250)
Exercise of stock options	3,889	17,379
Net cash flows from financing activities	407,282	39,957,827
Net increase (decrease) in cash	(270,024)	629,804
Cash as of beginning of the year	1,699,196	1,069,392
Cash as of end of the year	$1,429,172	$1,699,196

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

	Year Ended December 31,
	2020	2019
Supplemental cash flow disclosures:
Cash paid for interest	$1,260,238	$1,218,759
Supplemental disclosure of noncash investing and financing activities:
Loans to developers transferred to other real estate owned	$4,911,985	$2,015,376
Write-down of loans to developers, net and limited recourse obligations, net	308,676	484,282
Write-down of interest receivable on loans to developers and accrued interest on limited recourse obligations	3,002,041	224,106
Conversion of convertible notes payable and accrued interest into common stock or Series B convertible preferred stock	912,933	1,348,821
Increase in allowance for loan to developers and limited recourse obligations	640,000	-
Issued warrants in connection with notes payable	-	139,896
Issued advance agreements for convertible notes payable	-	288,000

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The terms "we," "our," “GROUNDFLOOR,” or the "Company" refer to Groundfloor Finance Inc. and its subsidiaries. The Company was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2013. Fomentum Labs LLC changed its name to Groundfloor LLC on April 26, 2013, and converted into a North Carolina corporation on July 26, 2013. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of GROUNDFLOOR Inc.’s common stock. In August 2014, GROUNDFLOOR Inc. converted into a Georgia corporation and changed its name to Groundfloor Finance Inc. The accounting effects of these conversions were reflected retrospectively in the Consolidated Financial Statements. Groundfloor Holdings GA, LLC is the holder of the Revolver, as defined in Note 7. Groundfloor Properties GA LLC was created for the purpose of financing real estate in Georgia. Groundfloor Real Estate 1 LLC, Groundfloor Real Estate 2 LLC, and Groundfloor Yield LLC were created for the purpose of financing real estate in any state. Groundfloor Real Estate, LLC is currently inactive and management does not have plans to use this entity in the near future.

The Company has developed an online investment platform designed to crowdsource financing for real estate development projects (the “Projects”). With this online investment platform (the “Platform”), public investors (the “Investors”) are able to choose between multiple Projects, and real estate developers (the “Developers”) of the Projects are able to obtain financing. GROUNDFLOOR’s financing model replaces traditional sources of financing for Projects with the aggregation of capital from Investors using the internet.

Basis of Presentation and Liquidity

The Company’s Consolidated Financial Statements include Groundfloor Finance Inc. and its wholly owned subsidiaries, Groundfloor Properties GA LLC; Groundfloor Real Estate, LLC; Groundfloor Holdings GA, LLC; Groundfloor Real Estate 1 LLC; Groundfloor Real Estate 2, LLC; and Groundfloor Yield LLC (collectively the “Company” or “GROUNDFLOOR”). Intercompany transactions and balances have been eliminated upon consolidation.

The Company’s Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company, developing the technology, and securing financing. The accompanying Consolidated Financial Statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has incurred losses and cash outflows from operations since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses.

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund product development and operations.

Management intends to raise additional debt or equity financing to grow working capital and fund operations. Management believes the Company will obtain additional funding from current and new Investors in order to sustain operations. However, there are no assurances that the Company can be successful in obtaining the additional capital or that such financing will be on terms favorable or acceptable to the Company.

There is substantial doubt that the Company will continue as a going concern for at least 12 months following the date these Consolidated Financial Statements are issued, without additional financing based on the Company’s limited operating history and recurring operating losses.

The Consolidated Financial Statements do not include any adjustments that might result from the outcome of the uncertainties described in the Consolidated Financial Statements. In addition, the Consolidated Financial Statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

Revenue Recognition

Revenue primarily results from fees earned on the loans to the Developers (the “Loans”). Fees include “Origination fees” and “Loan servicing revenue” which are paid by the Developers.

Effective for 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue requirements in ASC Topic 605, Revenue Recognition. The Company has evaluated the impact of this accounting standard on its Consolidated Financial Statements and concluded that the Company’s contracts with customers continue to fall within the scope of existing guidance. Servicing fees, origination fees, net interest income, and gains and losses on sales of loans remain within the scope of ASC topic 310—Receivables or ASC topic 860—Transfers and Servicing. Consequently, there was no transition adjustment required on the accompanying financial statements for adopting Topic 606.

Origination Fees

“Origination fees” are paid by the Developers for the work performed to facilitate the Loans. The amount to be charged is a percentage based upon the terms of the Loan, including grade, rate, term, and other factors. Origination fees range from 1.0% to 5.0% of the principal amount of a Loan. The origination fee is paid when the Loan is issued to the Developer and deducted from the gross proceeds distributed. A Loan is considered issued when formal closing has occurred and funds have transferred to the Developer’s account, which occurs through an Electronic Funds Transfer (“EFT”).

The origination fees are recognized as revenue ratably over the term of the Loan, while direct costs to originate Loans are recorded as expenses as incurred.

Loan Servicing Revenue

Loan servicing revenue is recognized by the Company, upon recovery, for costs incurred in servicing the Developer’s Loan, including managing payments to and from Developers and payments to Investors. The Company records loan servicing revenue as a component of revenue when collected. Direct costs to service Loans are recorded as expenses as incurred.

Whole Loan Sales

Under loan sale agreements, the Company sells all of its rights, title, and interest in certain loans. At the time of such sales, the Company may simultaneously enter into loan servicing agreements under which it acquires the right to service the loans. The Company calculates a gain or loss on a whole loan sale based on the net proceeds from the whole loan sale, less the carrying value of the loans sold. All unamortized origination fees incurred in the origination process are recognized directly to Consolidated Statements of Operations and recorded to “Origination fees”. For sold loans for which the Company retains servicing rights, the Company compares the expected contractual benefits of servicing to the expected costs of servicing to determine whether a servicing asset or servicing liability arises from the transaction. No servicing rights assets or liabilities have been identified for the years ended December 31, 2020 and 2019.

Interest Income on Loans to Developers and Interest Expense on Limited Recourse Obligations

The Company recognizes “Interest income” on Loans and “Interest expense” on the corresponding Investor Georgia Notes (if issued by Groundfloor GA) or LROs (if issued by Groundfloor Finance Inc.) using the accrual method based on the stated interest rate to the extent the Company believes it to be collectable. For the purposes of these Consolidated Financial Statements, “Limited recourse obligations, net” refers to both Georgia Notes and LROs. Georgia Notes are securities that the Company has issued through its previously registered Georgia-exclusive securities offering, which has since been terminated. LROs are the Company’s currently registered securities. Both Georgia Notes and LROs represent similar obligations of the Company.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2020 and 2019. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

Each investor’s escrow account receives Federal Deposit Insurance Corporation (“FDIC”) insurance coverage on cash balances subject to normal FDIC coverage rules. Investor funds, whether committed through a LRO or held in escrow, are not included as a part of the Company’s cash balance.

Loans to Developers and Limited Recourse Obligations

“Loans to developers, net” are originally recorded at outstanding principal, then subsequently increased as additional draws are disbursed to developers. “Limited recourse obligation, net” are originally recorded at the original principal amount committed by investors, net of funds not yet to be disbursed to developers on the underlying loans, then subsequently increased as those funds are disbursed to developers. Funds committed by investors in LROs but not yet disbursed to developers on the underlying Loans were approximately $20,868,000 and $8,218,000, as of December 31, 2020 and 2019, respectively. These funds are netted against gross balances of approximately $66,794,000 and $61,343,000 as of December 31, 2020 and 2019, respectively, on the accompanying Consolidated Balance Sheets.

The interest rate associated with a Loan is the same as the interest rate associated with the corresponding Georgia Notes or LROs.

The Company’s obligation to pay principal and interest on a Georgia Note or LRO is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company is not responsible for repaying “Limited recourse obligations, net” associated with uncollectable “Loans to developers, net.” Amounts collected related to a defaulted Loan are returned to the Investors based on their pro rata portion of the corresponding Georgia Notes or LROs, if applicable, less collection costs incurred by the Company.

The Investors may remit funds through the Company’s online portal prior to the actual Loan being closed. These funds are held in an escrow account controlled by a major bank and are not recognized as an LRO until the Loan is closed and funds are transferred to the Developer, which occurs through an EFT transaction. Each Investor escrow account receives FDIC insurance coverage on cash balances subject to normal FDIC coverage rules.

The Loan and corresponding LROs are recorded on the Company’s Consolidated Balance Sheets to “Loans to developers, net” and “Limited recourse obligations, net”, respectively, once the Loan has closed and funds have been disbursed to borrowers. Loans are considered closed after the promissory note for that Loan has been signed and the security interest has been perfected.

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers, net” and corresponding “Limited recourse obligations, net” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers, net” and the corresponding “Limited recourse obligations, net” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers, net” and corresponding “Limited recourse obligations, net” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers, net” and “Limited recourse obligations, net” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans include Loans on nonaccrual status. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Company considers the borrower’s capacity to pay, which includes such factors as the borrower’s current financial position, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as collateral value and guarantor support. The Company individually assesses for impairment all nonaccrual Loans and all Loans in fundamental default. If a Loan is deemed impaired, a specific valuation allowance is allocated, if necessary, so that the Loan is reported net, at the present value of estimated future cash flows using the Loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

Allowance for Uncollectable Loans and Undeliverable Limited Recourse Obligations

Payments to holders of Georgia Notes or LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated Georgia Notes or LROs. The Company recognizes a reserve for uncollectable Loans and corresponding reserve for undeliverable Georgia Notes or LROs in an amount equal to the estimated probable losses net of recoveries. The allowance is based on management’s estimates and analysis of historical bad debt experience, existing economic conditions, current loan aging schedules, and expected future write-offs, as well as an assessment of specific, identifiable Developer accounts considered at risk or uncollectible. Expected losses and actual charge-offs on Loans are offset to the extent that the Loans are financed by Georgia Notes or LROs, as applicable, that effectively absorb the related Loan losses.

“Loans to developers, net” are presented net of a reserve for doubtful accounts of approximately $3,360,000 and $2,720,000 as of December 31, 2020 and 2019, respectively. “Limited recourse obligations, net” are presented net of a reserve for doubtful accounts of approximately $4,304,000 and $2,720,000 as of December 31, 2020 and 2019, respectively.

Other Real Estate Owned

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less estimated selling costs. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized up to the fair value of the property, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are charged to operations.

Software Development Costs

Software development costs primarily include internal and external labor expenses incurred to develop the software that powers the Company’s website. Certain costs incurred during the application development stage are capitalized based on specific activities tracked, while costs incurred during the preliminary project stage and post-implementation and operation stages are expensed as incurred. Capitalized software development costs are amortized over the estimated useful life of the related software. The Company recognized approximately $448,000 and $415,000 in expense related to amortization of software development costs for the years ended December 31, 2020 and 2019, respectively.

Property and Equipment

Property and equipment consists of computer equipment, furniture and fixtures, leasehold improvements, and office equipment. Property and equipment is stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the life of the lease or the useful life of the improvements. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Depreciation is computed using the following estimated useful lives:

Computer equipment	3 years
Software and website development costs	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	5 years

Impairment of Long-Lived Assets

Long-lived assets, such as computer equipment, office equipment, furniture and fixtures, intangible assets, and software and website development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

Intangible Assets

Intangible assets consist of Company’s domain names. Intangible assets are being amortized over a 15-year period, their estimated useful lives, on a straight-line basis. The Company recognized approximately $2,000 in amortization expense during the years ended December 31, 2020 and 2019.

Equity Offering Costs

The Company accounts for offering costs in accordance with Accounting Standard Codification (“ASC”), ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

For the year ended December 31, 2019, offering costs of approximately $41,000 incurred in connection with the 2019 Common Stock Offering were deferred and charged against the gross proceeds of the offering in stockholders’ equity.

For the year ended December 31, 2020, offering costs of approximately $233,000 incurred in connection with the issuance of Series B preferred stock were deferred and charged against the gross proceeds of the offering in stockholders’ equity. Offering costs incurred in connection with the 2020 Common Stock Offering were not material and were expensed as incurred.

Deferred Revenue

Deferred revenue consists of origination fee payments received in advance of revenue recognized.

Advertising Costs

The cost of advertising is expensed as incurred and presented within “Marketing and promotions” expenses in the Consolidated Statements of Operations. The Company incurred approximately $607,000 and $274,000 in advertising costs during the years ended December 31, 2020 and 2019, respectively.

Rent Expense

The Company recognizes rent expense on a straight-line basis over the term of the lease. The difference between rent expense and rent paid is recorded as deferred rent in the Consolidated Balance Sheets as a component of “Other liabilities”. Rent expense is presented within “General and administrative” expenses in the Consolidated Statements of Operations. The Company incurred approximately $309,000 and $248,000 in rent expense for office facilities during the years ended December 31, 2020 and 2019, respectively.

Share-Based Compensation

The Company recognizes as expense non-cash compensation for all stock-based awards for which vesting is considered probable. Such stock-based awards include stock options and warrants issued as compensation to employees and nonemployees. Non-cash compensation is measured at fair value on the grant date and expensed ratably over the vesting term. The fair value of each stock option and warrant is estimated using the Black-Scholes option pricing model.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the Consolidated Financial Statements carrying amounts and the tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the Consolidated Financial Statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

The determination of recording or releasing income tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate future taxable income against which benefits of its deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to its ability to generate taxable income in future periods.

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize most leases on the balance sheet as a lease liability and corresponding right-of-use asset. Further clarification of this guidance was subsequently provided by FASB through the issuance of ASU 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”), in July 2018 and the issuance of ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”), in July 2018. While the guidance in these pronouncements was originally scheduled to take effect for the Company for the year ending December 31, 2020, the FASB subsequently issued ASU 2020-05 in June 2020 deferring the effective date. The guidance in these pronouncements will therefore be effective for the Company for the year ending December 31, 2022. The Company is currently evaluating the effect of this guidance on the Company’s Consolidated Financial Statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The FASB subsequently issued a number of pronouncements amending or clarifying ASU 2016-13, including the following: in November 2018, Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2018-19”); in May 2019, Accounting Standards Update 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”); in November 2019, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”); and in November 2019, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2019-11”). ASU 2016-13 and the subsequent related pronouncements significantly change how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace the current incurred loss approach with an expected loss model, referred to as the current expected credit loss (“CECL”) model. The new standard will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance-sheet credit exposures, which include, but are not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. ASU 2016-13 simplifies the accounting for purchased credit-impaired debt securities and loans and expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. For public business entities that meet the definition of an SEC filer, ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; for all other public business entities, the guidance is effective for fiscal years beginning after December 15, 2020; for all other entities (private companies, not-for-profit organizations, and employee benefit plans), the guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Upon adoption, ASU 2016-13 provides for a modified retrospective transition by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is effective. The Company is currently evaluating the impact this standard will have on the Company’s Consolidated Financial Statements.

In December 2019, the FASB issued Accounting Standards Update 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this update simplify the accounting for income taxes by removing certain exceptions in Topic 740 and introducing other changes intended to clarify and improve existing guidance. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020; for all other entities, the amendments are effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

In August 2020, the FASB issued Accounting Standards Update 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). The amendments in this update simplify the accounting for convertible interest by removing the requirement to separately account for an embedded conversion feature from the host contract in certain instances. The guidance are effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

NOTE 3:	LOANS TO DEVELOPERS, NET

The Company provides financing to borrowers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations and new constructions costing between $30,000 and $2,000,000 over six months to a year.

The following table presents the carrying amount of “Loans to developers, net” by letter grade and performance state as of December 31, 2020 and 2019, respectively:

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$2,553,516	$87,500	$612,546	$3,253,562
B	6,340,810	1,344,234	5,103,005	12,788,049
C	23,559,735	6,183,234	7,548,514	37,291,483
D	9,226,680	1,656,123	1,403,046	12,285,849
E	77,895	686,525	192,011	956,431
F	-	-	-	-
G	-	-	-	-
Gross amount as of December 31, 2020	$41,758,636	$9,957,616	$14,859,122	$66,575,374
Less: Allowance for loan losses				(3,360,000)
Carrying amount as of December 31, 2020				$63,215,374

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$5,356,177	$115,256	$350,000	$5,821,433
B	15,610,763	1,992,394	528,367	18,131,524
C	33,204,844	2,147,561	3,879,901	39,232,306
D	10,624,400	314,319	1,717,097	12,655,816
E	640,916	-	90,000	730,916
F	-	-	-	-
G	-	-	-	-
Gross amount as of December 31, 2019	$65,437,100	$4,569,530	$6,565,365	$76,571,996
Less: Allowance for loan losses				(2,720,000)
Carrying amount as of December 31, 2019				$73,851,996

Nonaccrual and Past Due Loans

A Loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Loans placed in nonaccrual status stop accruing interest and, if collectability of interest is sufficiently doubtful, “Interest receivable on loans to developers” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest income” and the corresponding “Accrued interest on limited recourse obligations” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest expense.” Interest income on Loans that are classified as nonaccrual is subsequently applied to principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. As of December 31, 2020, the Company placed Loans of approximately $14,859,122 recorded to “Loans to developers, net” on nonaccrual status.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

The following table presents an analysis of past due Loans as of December 31, 2020 and 2019:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$35,134,514	350,000	34,784,514
Less than 90 days past due	10,994,226	270,000	10,724,226
More than 90 days past due	20,446,634	2,740,000	17,706,634
Total as of December 31, 2020	$66,575,374	3,360,000	63,215,374

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$65,884,046	$730,000	$65,154,046
Less than 90 days past due	5,792,759	240,000	5,552,759
More than 90 days past due	4,895,191	1,750,000	3,145,996
Total as of December 31, 2019	$76,571,996	$2,720,000	$73,851,996

Impaired Loans

The following is a summary of information pertaining to impaired loans as of December 31, 2020:

Balance
Nonaccrual loans	$14,859,122
Fundamental default not included above	-
Total impaired loans	14,859,122

Interest income recognized on impaired loans	$1,251,441

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2020:

Balance
Principal loan balance	$22,328,583

Related allowance	$2,908,000
Average recorded investment	$174,000

The following is a summary of information pertaining to impaired loans as of December 31, 2019:

Balance
Nonaccrual loans	$6,565,365
Fundamental default not included above	-
Total impaired loans	6,565,365

Interest income recognized on impaired loans	$173,000

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2019:

Balance
Principal loan balance	$6,565,365

Related allowance	$2,020,000
Average recorded investment	$205,000

Credit Quality Monitoring

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current - This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout - This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

Fundamental Default - This status indicates a Loan has defaulted and there is a chance the Company will not be able to collect 100% of the principal amount of the Loan by the extended payment date of the corresponding Georgia Notes or LROs.

The following table presents “Loans to developers, net” by performance state as of December 31, 2020 and 2019:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$41,758,636	420,000	41,338,636
Workout	9,957,616	220,000	9,737,616
Fundamental default	14,859,122	2,720,000	12,139,122
Total as of December 31, 2020	$66,575,374	3,360,000	63,215,374

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$65,437,101	$630,000	$64,807,101
Workout	4,569,530	70,000	4,499,530
Fundamental default	6,565,365	2,020,000	4,545,365
Total as of December 31, 2019	$76,571,996	$2,720,000	$73,851,996

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

Allowance for Loan Losses

The following table details activity in the allowance for loan losses for the years ended December 31, 2020 and 2019:

Balance
Balance, December 31, 2019	$2,720,000
Allowance for loan loss	948,676
Loans charged off	(308,676)
Outstanding as of December 31, 2020	$3,360,000
Period-end amount allocated to:
Loans evaluated individually for impairment	$2,240,000
Loans evaluated collectively for impairment	560,000
General population of loans, other than those specifically identified	560,000
Balance, December 31, 2020	$3,360,000
Loans:
Loans evaluated individually for impairment	$3,814,468
Loans evaluated collectively for impairment	11,205,286
General population of loans, other than those specifically identified	51,555,620
Balance, December 31, 2020	$66,575,374

Balance
Balance, December 31, 2018	$500,000
Allowance for loan loss	2,750,000
Loans charged off	(530,000)
Outstanding as of December 31, 2019	$2,720,000
Period-end amount allocated to:
Loans evaluated individually for impairment	1,860,000
Loans evaluated collectively for impairment	160,000
General population of loans, other than those specifically identified	700,000
Balance, December 31, 2019	$2,720,000
Loans:
Loans evaluated individually for impairment	3,456,044
Loans evaluated collectively for impairment	3,109,321
General population of loans, other than those specifically identified	70,006,631
Balance, December 31, 2019	$76,571,996

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

NOTE 4:	OTHER CURRENT ASSETS

“Other current assets” at December 31, 2020 and 2019, consists of the following:

	2020	2019
Other real estate owned (1)	$2,154,477	$210,962
Due from related party (2)	434,784	417,381
Rent deposit, current portion	21,302	21,302
Advance agreements (3)	-	288,000
Other	21,239	-
Other current assets	$2,631,801	$937,645

(1)	During the year ended December 31, 2020 the Company transferred $4,912,985 from “Loans to developers, net” to “Other current assets”. Other real estate owned met the held for sale criteria and have been recorded at the lower of carrying amount or fair value less cost to sell. There was no impact to the Company’s Consolidated Statements of Operations from this transfer. The Company recorded a decrease of approximately $944,442 to “Loans to developers, net” and an offsetting decrease to “Limited recourse obligations, net”.
(2)	Loan and accrued interest receivable from related parties. Refer to Note 11 – Related Party Transactions.
(3)	Advance agreements for the purchase of 2019 Subordinated Convertible Notes. Refer to Note 7 – Debt.

NOTE 5:	PROPERTY, EQUIPMENT, SOFTWARE, WEBSITE AND INTANGIBLE ASSETS, NET

“Property, equipment, software, website development costs, and intangible assets, net” at December 31, 2020 and 2019, consists of the following:

	2020	2019
Software and website development costs	$2,434,075	$1,874,742
Computer equipment	137,514	118,476
Leasehold improvements	9,838	22,367
Furniture and fixtures	206,290	171,828
Office equipment	46,405	46,405
Domain names	30,000	30,000
Total property, equipment, software, website and intangible assets	2,864,122	2,263,818
Less: accumulated depreciation and amortization	(1,807,545)	(1,292,211)
Property, equipment, software, website and intangible assets, net	$1,056,577	$971,607

Depreciation and amortization expense on “Property, equipment, intangible assets, software, and website development costs, net” for the years ended December 31, 2020 and 2019 was approximately $524,000 and $482,000, respectively. Amortization of software and website development costs is included as a component of “Development” and depreciation of property, equipment, and intangible assets is included as a component of “General and administrative” in the Consolidated Statements of Operations.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

NOTE 6:	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

“Accounts payable and accrued expenses” at December 31, 2020 and 2019, consists of the following:

	2020	2019
Deferred loan origination fees	$1,115,067	$1,441,471
Trade accounts payable	478,712	509,443
Accrued interest expense (1)	333,900	302,490
Funded loans-in-process (2)	147,100	2,097,512
Accrued employee compensation	104,551	87,949
Other	10,477	163,251
Accounts payable and accrued expenses	$2,189,807	$4,602,116

(1)	“Accrued interest expense” includes interest related to corporate debt instruments as described in Note 7.
(2)	Certain whole loans originated by the Company in 2019 and subsequently sold to institutional buyers were purchased at the contractual loan amount, which comprises both the principal amount disbursed to borrowers prior to the loan sale and any loan-in-process principal yet to be disbursed. “Funded loans in process” represents the obligation of the Company to disburse loan-in-process funds received from institutional buyers to borrowers for the underlying loans as draws are requested and approved.

NOTE 7:	DEBT

Revolving Credit Facility

On November 1, 2016, the Company’s wholly owned subsidiary, Groundfloor Holdings GA, LLC, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital, LLC. The credit agreement initially provided for revolving loans up to a maximum aggregate principal amount of $1,500,000, proceeds to be used for bridge funding of underlying loans pending approval from the United States Securities and Exchange Commission. Subsequent amendments to the credit agreement in 2016 and 2017 increased the aggregate commitments under the credit facility to $4,500,000.

On April 4, 2018, the Credit Agreement dated as of November 1, 2016, as amended by the First Amendment as of November 11, 2016, the Second Amendment dated as of February 22, 2017 and the Third Amendment dated as of April 7, 2017, was assigned to ACM Alamosa DA LLC. The Company and the lender agreed to amend and restate the Original Credit Agreement in its entirety. The other terms of the credit facility remain unchanged.

On September 18, 2018, the Company increased the Revolving Credit Commitments thereunder from $4,500,000 to $5,500,000. In connection with the increase the Company paid a $10,000 commitment fee, which was capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On August 8, 2019, the Company increased the Revolving Credit Commitments thereunder from $5,500,000 to $8,500,000. In connection with the increase the Company paid a $30,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On October 1, 2019, the Company increased the Revolving Credit Commitments thereunder from $8,500,000 to $10,500,000. In connection with the increase the Company paid a $20,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

The Revolver maturity date was November 2, 2020. The Company had the option to request and the lender may, in its sole discretion, elect to extend the maturity date. The base contractual interest rate applicable throughout the years ended December 31, 2020 and 2019, was the greater of 10.0 percent per annum and the weighted average underlying loan rate with respect to all underlying borrower loans funded under the Revolver. In the event that a loan funded using proceeds from the Revolver is not repaid in full on or before the repayment date for that loan, the contractual interest rate increases to the greater of 15.0 percent per annum or the underlying loan rate plus 3.0 percent.

In March 2020, in connection with the novel coronavirus pandemic and the related tightening of credit markets, GROUNDFLOOR’s creditor informed the Company that it would cease funding of draws on the Revolver for an undefined period of time and replace the lost financing by expanding on other existing sources of lending capital, most importantly the GROUNDFLOOR Notes program. In response, the Company developed a plan to repay the outstanding principal and accrued interest on the Revolver. The outstanding principal and accrued interest on the Revolver were repaid in full in June 2020. and no outstanding balance remains as of December 31, 2020.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

As of December 31, 2020 and 2019, respectively, the Company had approximately $0 and $7,000 of available borrowings, and $0 and $10,493,000 outstanding under the Revolver as presented within Revolving credit facility on the Consolidated Balance Sheets. As of December 31, 2020 and 2019, respectively the Company reflected approximately $0 and $33,000 of deferred financing costs related to the Revolver as a reduction to the Revolving credit facility in the Consolidated Balance Sheets. Amortization of these costs was approximately $33,000 and $24,000 for the years ended December 31, 2020 and 2019, respectively, presented as a component of “Interest expense” in the Consolidated Statements of Operations. Accrued interest on the Revolver, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $0 and $112,000 at December 31, 2020 and 2019, respectively.

2019 Subordinated Convertible Notes

From September 2019 to December 2019, the Company issued subordinated convertible notes (the “2019 Subordinated Convertible Notes”) to Investors for total proceeds of $3,607,000. The 2019 Subordinated Convertible Notes bear interest at the rate of 10% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2021, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8,000,000 (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2019 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. The indebtedness represented by the 2019 Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver.

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2019 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of approximately $401,000 at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option. For the years ended December 31, 2020 and 2019, respectively, approximately $242,000 and $32,000 was amortized to interest expense in the Consolidated Statements of Operations.

Certain investors in 2019 Subordinated Convertible Notes purchased their shares through the issuance of advance agreements to the Company (“Advances”). The Advances accrue interest at a rate of 10% per annum and are payable to the Company within an initial term of 30 days, with an investor option to extend the term by 30 days, after which the Advances begin accruing interest at a rate of 14% per annum. The funds advanced to the investors are subject to recourse by the Company against the investors. The Advances, with principal sum of $288,000 as of December 31, 2019, are recorded as a component of “Other current assets” in the Company’s Consolidated Balance Sheets. The Advances were paid in full during the year ended December 31, 2020.

In 2020, certain holders of 2019 Subordinated Convertible Notes converted their holdings into common stock or Series B preferred stock, at the discretion of the Noteholders. Additionally, as an incentive to convert, the Company granted all Noteholders a time-limited option to convert their holdings on more favorable terms than those specified in the contractual agreement. Pursuant to these terms, Noteholders converted $408,000 in principal and approximately $48,000 in accrued interest into 30,841 shares of common stock at a conversion price of $14.88, a 15% discount to the per share price of common stock at the time of conversion. Noteholders also converted $411,000 in principal and approximately $47,000 in accrued interest into 22,760 shares of Series B preferred stock at a conversion price of $16.41, a 10% discount to the offering price in the 2020 Series B Preferred Stock Offering, and into 5,528 shares of Series B preferred stock at a conversion price of $14.58, a 20% discount to the offering price in the 2020 Series B Preferred Stock Offering. Because these Noteholders converted their debt instruments to equity securities of the Company pursuant to an inducement offer, the Company also recognized an expense equal to the fair value of the securities transferred in the conversion in excess of the fair value of the securities issuable pursuant to the original conversion terms. Conversion inducement expense of approximately $42,000 is recognized in the Consolidated Statements of Operations as a component of “General and administrative”.

Principal of $2,788,000 and $3,607,000 on the 2019 Subordinated Convertible Notes, net of an unamortized discount of approximately $126,000 and $369,000, was outstanding as of December 31, 2020 and December 31, 2019, respectively. Accrued interest on the 2019 Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $334,000 and $69,000 as of December 31, 2020 and December 31, 2019.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

GROUNDFLOOR Notes

During the years ended December 31, 2020 and 2019, the Company entered into various secured promissory notes, (the “GROUNDFLOOR Notes”), with accredited Investors. The GROUNDFLOOR Notes are used for the purpose of the Company to originate, buy, and service loans for the purpose of building, buying, or rehabilitating single family and multifamily structures, or buying land, for commercial purposes. The GROUNDFLOOR Notes are issued and secured by the assets of Groundfloor Real Estate 1 LLC, a wholly owned subsidiary of Groundfloor Finance, Inc. As collateral security for GROUNDFLOOR Notes, the Company granted first priority security interest in all the loan assets of its wholly owned subsidiary, Groundfloor Real Estate 1 LLC, subject to certain exceptions.

During the year ended December 31, 2019, there were 105 notes entered into with stated interest rates ranging from 3.0% to 8.0% and with terms ranging from 30 days to 12 months. During the year ended December 31, 2020, there were 116 notes entered into with stated interest rates ranging from 2.0% to 10.0% and with terms ranging from 30 days to 12 months. The principal sum of $18,978,000 and $6,840,000 remains outstanding as of December 31, 2020 and 2019, respectively, and is presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets.

Accrued interest on the GROUNDFLOOR Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $326,000 and $114,000 at December 31, 2020 and 2019, respectively.

Other Short-term Notes Payable

On November 8, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $500,000. The note bears simple interest at a stated rate of 6.0% per annum. The outstanding principal and accrued interest were due and payable on February 6, 2020, 90 days from the date of issuance. As part of the issuance, the investor also received 500 detachable warrants for the purchase of common stock. The Company has allocated the proceeds of the note issuance between the debt instrument and the detachable warrants based on their relative fair values. The amount allocated to the warrants was classified as a component of stockholders’ equity and recorded as a debt discount in the Consolidated Balance Sheets, which will be amortized to interest expense over the term of the note. As of December 31, 2019, the outstanding principal of $500,000, net of an unamortized discount of approximately $2,000, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, approximately $5,000 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets. This note and accrued interest thereon was repaid in full in the year ended December 31, 2020.

On December 19, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $500,000. The note bears simple interest at a stated rate of 13.5% per annum. The outstanding principal and accrued interest were due and payable on March 18, 2020, 90 days from the date of issuance. As of December 31, 2019, the outstanding principal of $500,000, net of an unamortized discount of approximately $1,000 related to debt issuance costs, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, $2,000 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets. This note and accrued interest thereon was repaid in full in the year ended December 31, 2020.

On December 20, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $250,000. The note bears simple interest at a stated annual rate of 6.0% per annum. The outstanding principal and accrued interest are due and payable on March 19, 2020, 90 days from the date of issuance. As part of the issuance, the investor also received 250 detachable warrants for the purchase of common stock. The Company has allocated the proceeds of the note issuance between the debt instrument and the detachable warrants based on their relative fair values. The amount allocated to the warrants was classified as a component of stockholders’ equity and recorded as a debt discount in the Consolidated Balance Sheets, which will be amortized to interest expense over the term of the note. As of December 31, 2019, the outstanding principal of $250,000, net of an unamortized discount of approximately $2,000, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, approximately $500 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets. This note and accrued interest thereon was repaid in full in the year ended December 31, 2020.

Paycheck Protection Program

In April 2020, the Company received a loan from Suntrust Bank in the amount of $829,100 under the Paycheck Protection Program (“PPP”), established by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP is sponsored by the U.S. Small Business Administration (“SBA”), and is providing small businesses – sole proprietors, independent contractors, and, with certain industry exceptions, businesses with fewer than 500 employees – the opportunity to apply for a loan of up to $10 million to cover up to eight weeks of payroll costs, including benefits. Funds may also be used to cover interest on mortgage obligations, leases, and utilities incurred or in place before February 15, 2020. Based on current SBA guidance, PPP loans can be forgiven as long as (i) loan proceeds are used for covered expenses, (ii) full-time employee headcount is maintained during the eight-week period covered by the PPP loan, (iii) compensation for employees who earned less than $100,000 on an annualized basis in 2019 is not reduced by more than 25% during the covered period and (iv) not more than 40% of the amount forgiven may be for non-payroll costs. The Company has used the PPP Loan proceeds to cover payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

NOTE 8:	STOCKHOLDERS’ Deficit

Capital Structure

Authorized Shares - As of December 31, 2020, the Company is authorized to issue 5,000,000 shares of no par value common stock and 1,316,181 shares of no par value preferred stock. The preferred stock has been designated as Series A Preferred Stock (the “Series A”), consisting of 747,385 shares, and Series Seed Preferred Stock (the “Series Seed”), consisting of 568,796 shares (collectively, “Preferred Stock”).

Common Stock Transactions

In February 2018, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2018 Common Stock Offering”). The Company offered up to 500,000 shares of common stock at $10 per share, with a minimum investment of $100, or ten shares of common stock. The aggregate initial offering price of the common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares. The 2018 Common Stock Offering closed on July 31, 2018. During the 2018 Common Stock Offering, the Company issued 437,917 shares of common stock for gross proceeds of $4,228,700. The Company incurred offering costs of approximately $125,000 related to the 2018 Common Stock Offering.

In conjunction with the 2018 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2018, approximately $278,000 in notes principal and accrued interest were converted into 30,847 shares of common stock. In 2019, approximately $1,289,000 in notes principal and accrued interest were converted into 143,223 shares of common stock.

In October 2018, the Company entered into a common stock purchase agreement for private placement of 125,000 shares of the Company’s common stock for gross proceeds of $1,500,000.

In January 2019, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2019 Common Stock Offering”). The Company offered up to 900,000 shares of common stock at $15.00 per share, with a minimum investment of $150, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $13,500,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares through an incentive program available to investors who had provided a previous indication of interest in investing in the Company.

The 2019 Common Stock Offering closed on a rolling basis from January 2019 to July 2019. As a result of the offering, the Company received gross proceeds of approximately $3,115,000 in exchange for the issuance of 214,535 shares of common stock, including 6,800 bonus shares issued through the incentive program described above. The proceeds are presented in the Consolidated Balance Sheets as a component of stockholders’ equity, net of direct offering costs of approximately $42,000 incurred.

In conjunction with the 2019 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2019, approximately $60,000 in notes principal and accrued interest were converted into 4,440 shares of common stock.

In February 2020, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2020 Common Stock Offering”). Participation in the 2020 Common Stock Offering was limited to existing shareholders. The Company offered shares of common stock at $17.50 per share, with a minimum investment of $175, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. As a result of the offering, the Company received gross proceeds of approximately $539,000 in exchange for the issuance of 30,794 shares of common stock.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

Preferred Stock Transactions

Series A

During 2015, the Company issued 709,812 shares of Series A to Investors for total proceeds of $4,748,705. In conjunction with the equity issuance, the Company converted all outstanding promissory notes payable and accrued interest totaling $251,295 into 37,561 shares of Series A.

Series Seed

During 2015 and 2014, the Company issued 201,146 and 91,259 shares, respectively, to Investors for total proceeds of $1,047,000 and $475,000. In conjunction with the equity issuance in 2014, the Company converted all outstanding convertible notes payable and accrued interest totaling $1,098,388 into 276,391 shares of Series Seed.

Series B

In July 2020, the Company launched an offering of 548,546 shares of Series B Preferred Stock at $18.23 per share (“Series B Preferred Stock Offering”). According to the terms of the offering statement, the aggregate initial offering price of the Series B Stock will not exceed $10,000,000 in any 12-month period, and the Company will not execute sales of any securities under Regulation A that aggregate more than $50,000,000 in any twelve-month period.

Since the launch of the offering, the Company has offered its Series B Stock on a continuous basis directly through the Company website, and also on the online platform utilized by SI Securities, LLC located at www.seedinvest.com, to both accredited and non-accredited investors.

As a result of the offering, the Company has as of December 31, 2020 received gross proceeds of approximately $2,912,000 in exchange for the issuance of 159,748 shares of Series B preferred stock, presented net of offering costs of $233,000 in the Consolidated Balance Sheets as a component of stockholders’ equity. Pursuant to the offering, certain holders of 2019 Subordinated Convertible Notes converted their holdings into Series B Preferred Stock as discussed in Note 7.

Voting - The holders of Preferred Stock are entitled to one vote for each share of common stock into which the preferred shares are convertible.

Liquidation - Upon any liquidation, dissolution, or winding up of the Company, the holders of Series A shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock or Series Seed, an amount per share equal to the greater of: i) the Series A original issue price of $6.69 per share, plus any dividends declared but unpaid, and ii) such amount per share as would have been payable had all shares of Series A been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series A the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series A pro rata in accordance with their ownership thereof.

After payment in full of the Series A preference amount, the Series Seed stockholders are entitled to a liquidation preference equal to the greater of: i) the Series Seed original issue price of $5.205 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series Seed been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series Seed the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series Seed pro rata in accordance with their ownership thereof. Any assets remaining after such preferential distribution shall be distributed to holders of the common stock.

After payment in full of the Series Seed preference amount, the Series B stockholders are entitled to a liquidation preference equal to the greater of: i) the Series B original issue price of $18.23 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series Seed been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series Seed the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series Seed pro rata in accordance with their ownership thereof.

Any assets remaining after such preferential distribution shall be distributed to holders of the common stock.

Conversion - Shares of Preferred Stock are convertible into shares of common stock at the option of the holder at any time. The number of common stock shares for Preferred Stock can be determined by dividing the original issue price by the then-effective conversion price.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

Mandatory Conversion - All outstanding shares of Preferred Stock shall automatically be converted into shares of common stock upon the closing of the sales of shares of common stock to the public, with gross proceeds to the Company of at least $20,000,000. All outstanding shares of Series A, Series Seed, and Series B Stock shall automatically be converted into shares of common stock by the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A, Series Seed, and Series B Stock, respectively, each voting as a single class.

Dividends - All dividends shall be declared pro rata on the common stock and Preferred Stock on a pari passu basis according to the numbers of common stock held by such holders on an as converted basis.

NOTE 9:	stock options and warrants

Stock Options

In August 2013, the Company adopted the 2013 Stock Option Plan (the “Plan”). The Plan provides incentives to eligible employees, officers, and directors in the form of incentive stock options, non-qualified stock options, and restricted stock awards. The Company has reserved a total of Plan of 400,000 shares of common stock for issuance under the Plan. Of these shares, 29,821 shares are available for future stock option grants as of December 31, 2020.

The Board of Directors has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the eligible employees who are granted options, the number of options that may be granted, vesting schedules, and option exercise prices. The Company’s stock options have a contractual life not to exceed ten years. The Company issues new shares of common stock upon exercise of stock options.

Due to limited historical data, the Company estimates stock price volatility based on the actual volatility of comparable publicly traded companies over the expected life of the option. The expected term represents the average time that options that vest are expected to be outstanding. The expected term for options granted to non-employees is the contractual life. The risk-free rate is based on the United States Treasury yield curve for the expected life of the option.

Management used the Black-Scholes-Merton option pricing model to determine the fair value of options issued during the years ended December 31, 2020 and 2019.

The assumptions used to calculate the fair value of stock options granted are as follows:

For the Year Ended December 31, 2020	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	55.0	50.0%
Risk-free interest rate	1.52%	0.34 - 1.40%
Expected life of options (in years)	10.0	6.25
Weighted-average fair value per share	$11.28	$8.35

For the Year Ended December 31, 2019	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	55.0%	50.0%
Risk-free interest rate	1.9%	2.1%
Expected life of options (in years)	10.0	6.25
Weighted-average fair value per share	$9.77	$7.54

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

The following summarizes the stock option activity for the years ended December 31, 2020 and 2019:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2018	319,925	$4.40
Exercised	(7,937)	2.19
Terminated	(50,030)	5.52
Granted	62,250	15.00
Outstanding as of December 31, 2019	324,208	$6.25
Exercised	(1,568)	2.48
Terminated	(53,608)	11.70
Granted	101,147	17.50
Outstanding as of December 31, 2020	370,179	8.55	6.9	3,312,000
Exercisable as of December 31, 2020	237,811	5.26	5.8	2,910,000
Expected to vest after December 31, 2020	132,368	14.46	8.8	402,000

The following table summarizes certain information about all stock options outstanding as of December 31, 2020:

Exercise Price	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (In Years)	Number of Options Exercisable
$0.67	64,000	3.0	64,000
1.87	36,000	4.6	36,000
2.40	69,692	6.3	64,487
3.99	10,000	3.8	10,000
10.00	28,725	7.5	13,420
12.00	33,501	8.0	9,695
15.00	34,073	8.6	2,983
17.50	94,188	9.8	37,226
	370,179		237,811

As of December 31, 2020, there was approximately $723,000 of total unrecognized compensation cost related to stock option arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.9 years. The total intrinsic value of stock option awards exercised was approximately $24,000 during the fiscal year ended December 31, 2020.

The Company recorded approximately $59,000 and $3,000 in non-employee and $475,000 and $176,000 in employee share-based compensation expense during 2020 and 2019, respectively.

Warrants

The Company issued 10,550 warrants during the year ended December 31, 2019, for the purchase of common stock. The warrants are exercisable immediately at $2.40 or $15.00 with a contractual term of ten years. The estimated fair value of the warrants was approximately $140,000 when issued. The fair value was calculated using the Black-Scholes-Morton pricing model with the following weighted-average assumptions: risk-free interest rate of 2.5%, expected life of ten years, dividend yields of 0%, and volatility factor of 55.0%. These assumptions yielded a weighted average fair value of $13.27 per warrant.

During the years ended December 31, 2020 and 2019, respectively, 0 and 9,800 warrants were issued in connection with the 2017 Note. These warrants were measured at fair value and recorded as a discount to “Long-term notes payable,” with a corresponding increase to “Additional paid-in capital.” The discount will be amortized to expense over the remaining term of the 2017 Note. Upon full repayment and retirement of the 2017 Note in 2019, any unamortized discount at the time of repayment was amortized. The Company recognized expense of approximately $223,000 related to amortization of the 2017 Note warrant discount for the year ended December 31, 2019, as a component of “General and administrative” in the Consolidated Statements of Operations.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

The remaining 750 warrants issued in 2019 were issued were issued in conjunction with the issuance of short-term notes payable in November and December 2019. These warrants have been measured at fair value and recorded as a discount to “Short-term notes payable,” with a corresponding increase to “Additional paid-in capital.” The discount will be amortized to interest expense over the remaining term of the corresponding notes. The Company recognized expense of approximately $4,000 related to amortization of these warrant discounts for the year ended December 31, 2020.

None of the outstanding warrants have been exercised as of December 31, 2020.

NOTE 10:	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred income tax assets and liabilities as of December 31, 2020 and 2019, are as follows:

	2020	2019
Deferred income tax assets and liabilities:
Net operating loss carryforwards	$6,156,000	$5,141,000
Accrued expenses	27,000	23,000
Share-based compensation	142,000	141,000
Accrued interest	130,000	203,000
Research and development credit	152,000	25,000
Depreciation and amortization	31,000	(37,000)
Valuation allowance	(6,638,000)	(5,496,000)
	$-	$-

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such asset. The valuation allowance increased by approximately $1,142,000 and $832,000, respectively, during the years ended December 31, 2020 and 2019.

As of December 31, 2020, the Company has federal and state net operating loss carryforwards of approximately $24,480,000 available to offset future federal and state taxable income, which begin to expire in 2033 and 2028. In general, a corporation’s ability to utilize its NOL and research and development credit carryforwards may be substantially limited due to the ownership change limitations as required by Section 382 and 383 of the Internal Revenue Code of 1986, as amended (Code), as well as similar state provisions. The federal and state Section 382 and 383 limitations may limit the use of a portion of the Company’s domestic NOL and tax credit carryforwards. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities.

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

Income taxes computed at the statutory federal income tax rate are reconciled to the provision for income tax expense for 2020 and 2019 as follows:

	2020		2019
	Amount	% of Pre-Tax Earnings	Amount	% of Pre-Tax Earnings
Income tax expense (benefit) at statutory rate	$(1,005,000)	(21.0)%	$(806,000)	(21.0)%
State taxes (net of federal benefit)	(222,000)	(4.6)%	(161,000)	(4.6)%
Non-deductible expenses	497,000	10.4%	135,000	(0.6)%
True-up adjustment for deferred items	(412,000)	(6.6)%	-	-%
Change in valuation allowance	958,000	21.8%	832,000	26.2%
Provision for income tax expense	$-	0.0%	$-	0.0%

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2020 and 2019, the Company had no accrual related to uncertain tax positions.

NOTE 11:	RELATED PARTY TRANSACTIONS

ISB Development Corp.

The Company issued a short-term note in November 2019 to ISB Development Corp., an entity owned and operated by a director of the Company, for a principal sum of $500,000. The short-term note and accrued interest thereon were repaid in full in 2020. See Note 7, under the heading “Other short-term notes payable,” for further discussion and disclosure related to the related party note.

Moma Walnut, LLC

In June 2019, the Company extended a fully collateralized loan to Moma Walnut, LLC, an entity that is owned and operated by a director of the Company. The loan has a principal amount of $400,000, bears interest at a stated rate of 5% per annum, and was initially due within 30 days. Terms were subsequently modified in August 2019 to increase the interest rate to 13% per annum and extend the maturity date to August 11, 2020. In September 2020, the terms were again amended to retroactively change the interest rate to 10% per annum and to require monthly interest payments. As of December 31, 2020 and 2019, the related party loan receivable and accrued interest thereon are presented in the Consolidated Balance Sheets as a component of “Other current assets” in the amount of $404,000 and $417,000, respectively.

Employee Loan

In November 2020, an employee of the Company was extended a loan in the amount of $30,000, bearing interest at a rate of 1% per annum. The loan matures on October 31, 2021. As of December 31, 2020, the related party loan receivable and accrued interest thereon are presented in the Consolidated Balance Sheets as a component of “Other current assets” in the amount of approximately $30,000.

NOTE 12:	COMMITMENTS AND CONTINGENCIES

The Company has a noncancelable operating lease agreement for office space. The lease contains a renewal option within 67 months of the commencement date of September 2018. Additionally, the company amended the lease to acquire approximately 4,000 sq ft of new office space within the current building. Rent expense for operating leases, which has escalating rents over the term of the lease, is recorded on a straight-line basis over the minimum lease terms. Rent expense under the operating lease was approximately $309,000 and $248,000 as a component of “General and administrative” in the Consolidated Statements of Operations for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, the approximate amounts of the annual future minimum lease payments under noncancelable operating leases obligations are as follows:

Balance
Years ending December 31,
2021	$387,505
2022	432,710
2023	445,679
2024	151,754
2025	-
$1,417,648

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Deficit

The Company is subject to legal proceedings which arise in the ordinary course of business.  In the opinion of the Company, the resolution of these matters will not have a material adverse impact on the Company’s consolidated financial position or results of operations.

NOTE 13:	SUBSEQUENT EVENTS

In January 2021, the Company submitted an application for 100% loan forgiveness related to the loan received in 2020 through the Paycheck Protection Program. The application is pending as of the date of issuance of these financial statements.

As discussed in Note 7, in July 2020 the Company commenced an offering of Series B Stock on an online platform utilized by SI Securities, LLC, located at www.seedinvest.com, to both accredited and non-accredited investors. That offering extended into 2021 and continues to accept new investments as of the issuance date of these financial statements. Pursuant to that offering, from January 1, 2021 through the issuance date of these financial statements, the Company has received gross proceeds of approximately $701,000, net of issuance costs of approximately $56,000, in exchange for the issuance of 38,429 shares of Series B Stock.

GROUNDFLOOR REAL ESTATE 1, LLC

PART III — EXHIBITS

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
2.1	GRE 1 Articles of Organization		1-A/A	024-10671	2.1	January 25, 2017
2.2	GRE 1 Operating Agreement		1-A/A	024-10671	2.2	January 25, 2017
2.3	Groundfloor Finance Inc. Second Amended and Restated Articles of Incorporation		1-A/A	024-10496	2.1	November 25, 2015
2.4	Groundfloor Finance Inc. Bylaws		1-A/A	024-10440	2.2	July 1, 2015
3.1	Form of Investor Agreement		1-A/A	024-11094	3.1	October 7, 2019
3.2	Amended and Restated Investors’ Rights Agreement		1-A/A	024-10496	3.1	November 25, 2015
3.3	Form of Preferred Stock Voting Agreement		1-A/A		3.2	February 7, 2018
3.4	Common Stock Voting Agreement		1-A/A		3.3	February 7, 2018
3.5	Common Stock Subscription Agreement		1-A/A		3.4	February 7, 2018
4.1	Standard Form of LRO Agreement		1-A/A	024-11094	4.1	October 7, 2019
6.1	Form of Loan Agreement		1-A/A	024-11094	6.1	October 7, 2019
6.2	Form of Promissory Note		1-A/A	024-11094	6.2	October 7, 2019
6.3	Executive Employment Agreement with Brian Dally dated November 19, 2014		1-A/A	024-10440	6.1	July 1, 2015
6.4	Executive Employment Agreement with Nikhil Bhargava dated November 19, 2014		1-A/A	024-10440	6.2	July 1, 2015
6.5	2013 Stock Option Plan		1-A/A	024-10440	6.6	July 1, 2015
6.6	Option Award Agreement for Michael Olander Jr.		1-A/A	024-10440	6.8	July 1, 2015
6.7	Option Award Agreement for Richard Tuley		1-A	024-10488	6.11	October 7, 2015
6.8	Option Award Agreement for Bruce Boehm		1-A	024-10488	6.12	October 7, 2015
6.9	Series Seed Preferred Stock Purchase Agreement		1-A/A	024-10440	3.1	July 1, 2015
6.10	Series A Preferred Stock Purchase Agreement		1-A/A	024-10496	6.18	November 25, 2015
6.11	Right of First Refusal and Co-Sale Agreement		1-A/A	024-10496	6.19	November 25, 2015
6.12	Promissory Note and Security Agreement, as amended		1-A POS	024-10496	6.10	October 18, 2017
6.13	Loan Purchase Agreement with Harvest Residential Loan Acquisition, LLC		1-A POS	024-10758	6.11	February 7, 2018
6.14	Servicing Agreement with Harvest Residential Loan Acquisition, LLC		1-A POS	024-10758	6.12	February 7, 2018
6.15	Amended and Restated Credit Agreement, dated April 4, 2018 by and among Groundfloor Holdings GA, LLC and ACM Alamosa DA LLC		1-A/A	024-11188	6.13	June 15, 2020
10.1	Power of attorney (GRE 1)
10.2	Power of attorney (Groundfloor Finance)		1-A	024-10758	10.1	October 30, 2017
11.1	Consent of Cherry Bekaert LLP		1-A POS	024-11094	11.1	June 23, 2021
11.2	Consent of Robbins Ross Alloy Belinfante Littlefield LLC (included as part of Exhibit 12.1)	X
11.3	Consent of Hughes Pittman & Gupton, LLP		1-A POS	024-11094	11.3	July 2, 2020
12.1	Opinion of Robbins Ross Alloy Belinfante Littlefield LLC	X

GROUNDFLOOR REAL ESTATE 1, LLC

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 19, 2022.

GROUNDFLOOR FINANCE INC. for GROUNDFLOOR REAL ESTATE 1, LLC

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Executive Vice President, Secretary and Acting Chief Financial Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director (Principal Executive Officer)	March 19, 2022
Brian Dally

/s/ Nick Bhargava	Executive Vice President, Secretary, Acting Chief Financial Officer and Director (Principal Financial and Accounting Officer)	March 19, 2022
Nick Bhargava

*	Director	March 19, 2022
Sergei Kouzmine

*	Director	March 19, 2022
Bruce Boehm

*	Director	March 19, 2022
Michael Olander Jr.

*	Director	March 19, 2022
Richard Tuley Jr.

*By:	/s/ Nick Bhargava

Nick Bhargava
Attorney-in-fact